Exhibit 99.4

17 November 2010

COMMON DRAFT TERMS OF MERGER

in respect of the merger of

GREENCORE GROUP PLC (“Greencore”)

and

NORTHERN FOODS PLC (“Northern Foods”)

These common draft terms of merger have been prepared in connection with the merger of Northern Foods and Greencore, which was announced on 17 November 2010.

1.	Definitions

1.1	In these Terms of Merger, unless inconsistent with the subject or context, the following expressions bear the following meanings:

“Boards”	means boards of directors;

“Business Day”	means any day (other than a Saturday or Sunday) on which banks generally are open for business in London (other than solely for settlement and trading in euro);

“certificated form”	means a share or other security which is not in uncertificated form (that is, not in CREST);

"Combined Group"	means the combined Wider Northern Foods Group and Wider Greencore Group;

“CREST”	means the system for the paperless settlement of trades in securities and the holding of uncertificated securities operated by Euroclear in accordance with the CREST Regulations;

“CREST Regulations”	means the Companies Act 1990 (Uncertificated Securities) Regulations 1996 (SI No 68/1996) of Ireland (as amended in 2003);

“Effective Date”	means the date on which the Merger becomes effective, being the date specified in the Order in accordance with Regulation 14(4) of the Irish Cross-Border Mergers Regulations;

“Effective Time”	means the time on the Effective Date at which the Merger becomes effective, being the time specified in the Order in

17 November 2010

accordance with Regulation 14(4) of the Irish Cross-Border Mergers Regulations;

“Ernst & Young”	Ernst & Young Chartered Accountants (a partnership organised under the laws of Ireland);

"Essenta Foods"	means Greencore, to be renamed Essenta Foods plc following completion of the Merger;

“Euroclear”	means Euroclear UK & Ireland Limited;

“European Cross-Border	means the Directive on Cross-Border Mergers of

Mergers Directive”	Limited Liability Companies (2005/56/EC);

“Exchange Ratio”	means the share exchange ratio for the Merger described in Clause 5;

“Greencore Group”	means Greencore and its Subsidiary Undertakings;

“Greencore Shareholders”	means holders of Greencore Shares from time to time;

“Greencore Shareholders Meeting”	means the extraordinary general meeting of Greencore Shareholders to be convened by Greencore to approve the Merger;

“Greencore Shares”	means ordinary shares of 63 cents each in the capital of Greencore;

“Greencore Share Schemes”
any of: (a) the Greencore Executive Share Option Scheme; (b) the Greencore Approved Sharesave Scheme; (c) the Greencore UK Share Save Scheme 2001; (d) the Greencore Performance Share Plan 2005; and (e) the Greencore Deferred Bonus Plan 2007;

“Groups”	the Greencore Group and the Northern Foods Group;

“holder”	means a registered holder and includes any person(s) entitled by transmission;

“Independent Expert”
means the independent expert to be appointed by the Irish High Court in accordance with the provisions of the Irish Cross-Border Mergers Regulations and the UK Cross-Border Mergers Regulations for the purposes of producing the report required by regulation 7 of the Irish Cross-Border Mergers Regulations and regulation 9 of the UK Cross-Border Mergers Regulations in connection with the Merger;

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“Irish Cross-Border Mergers Regulations”	means the European Communities (Cross- Border Mergers) Regulations 2008, which implement the European Cross-Border Mergers Directive within the Republic of Ireland;

“Irish High Court	means the High Court in the Republic of Ireland;

“Merger”
means the merger of Greencore and Northern Foods to be effected by way of a “merger by acquisition” pursuant to the provisions of the Irish Cross-Border Mergers Regulations and a “merger by absorption” pursuant to the provisions of the UK Cross-Border Mergers Regulations;

“Merger Record Time”	means 6.00 p.m. on the Business Day before the Effective Date;

“New Greencore Shares”	means the new Greencore Shares to be issued to Northern Foods Shareholders pursuant to the terms of the Merger;

“Northern Foods Group”	means Northern Foods and its Subsidiary Undertakings;

“Northern Foods Shareholders”	means holders of Northern Foods Shares from time to time;

“Northern Foods Shares”	means ordinary shares of 25 pence each in the capital of Northern Foods;

“Northern Foods Share Schemes”
means any of (a) the Northern Foods Savings-Related Share Option Scheme 2007; (b) the Irish Savings-Related Share Option Scheme 2007; (c) the Northern Foods Long Term Incentive Plan 1997; (d) the Northern Foods Share Option Plan 2004; (e) the Northern Foods Performance Share Plan 2007; (f) the Share Award Agreement 2007 and (g) the Share Award Agreement 2009;

“Overseas Shareholder”
means a holder of Northern Foods Shares who is a citizen, resident or national of any jurisdiction outside the Republic of Ireland or the United Kingdom or holding Northern Foods Shares on behalf of a person who is a citizen, resident or national of any jurisdiction outside the Republic of Ireland or the United Kingdom;

“Order”
means the order of the Irish High Court pursuant to Regulation 14(1) of the Irish Cross-Border Mergers Regulations confirming scrutiny of the legality of the Merger as regards that part of the procedure which concerns the completion of the Merger;

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“Subsidiary Undertaking”
means, in relation to Greencore, a subsidiary undertaking as defined in Regulation 4 of the European Communities (Companies Group Accounts) Regulations 1992 of Ireland, and, in relation to Northern Foods, a subsidiary undertaking as defined in section 1162 of the Companies Act 2006;

“Terms of Merger”	means these common draft terms of merger, as such common draft terms of merger may be amended from time to time by agreement between Northern Foods and Greencore;

“UK Cross-Border Mergers	means the Companies (Cross-Border Mergers)

Regulations”	Regulations 2007, which implement the European Cross-Border Mergers Directive within the United Kingdom;

“uncertificated form”	means a share or other security recorded on the register as being held in uncertificated form in CREST, and title to which, by virtue of the CREST Regulations, may be transferred by means of CREST;

"Wider Greencore Group"
means Greencore and its Subsidiary Undertakings, associated undertakings and any other undertakings in which Greencore and such undertakings (aggregating their interests) have a significant interest; and

"Wider Northern Foods Group"
means Northern Foods and its Subsidiary Undertakings, associated undertakings and any other undertakings in which Northern Foods and such undertakings (aggregating their interests) have a significant interest.

1.2	In these Terms of Merger, unless otherwise specified:

1.2.1	references to Clauses are to clauses of these Terms of Merger;

1.2.2	a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted;

1.2.3	references to times of the day are to London time;

1.2.4
references to a “person” shall be construed so as to include any individual, firm, company, government, state or agency of a state, local or municipal authority or government body or any joint venture, association or partnership (whether or not having separate legal personality);

1.2.5	use of any gender includes the other gender;

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1.2.6	headings to Clauses are for convenience only and do not affect the interpretation of these Terms of Merger;

1.2.7	the Appendix forms part of these Terms of Merger and shall have the same force and effect as if expressly set out in the body of these Terms of Merger;

1.2.8
the rule known as the ejusdem generis rule shall not apply and accordingly general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things; and

1.2.9	general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words.

2.	INFORMATION ON GREENCORE

2.1	Greencore is a public limited liability company incorporated under the laws of the Republic of Ireland.

2.2	Greencore is registered with the Irish Companies Registration Office with registered number 170016 and its registered address is at No 2 Northwood Avenue, Northwood Business Park, Santry, Dublin 9.

2.3	Greencore is governed by the laws of the Republic of Ireland.

3.	INFORMATION ON NORTHERN FOODS

3.1	Northern Foods is a public limited liability company incorporated under the laws of England and Wales.

3.2
Northern Foods is registered with the Registrar of Companies for England and Wales with registered number 471864 and its registered address is at 2180 Century Way, Thorpe Park, Leeds, West Yorkshire LS15 8ZB.

3.3	Northern Foods is governed by the laws of England and Wales.

4.	DETAILS OF THE MERGER

4.1
The Merger, which will be effected under the European cross-border mergers regime, will be carried out as a "merger by absorption" for the purposes of the UK Cross-Border Mergers Regulations and a "merger by acquisition" for the purposes of the Irish Cross-Border Mergers Regulations.

4.2
Greencore shall participate in the Merger as the “successor company” for the purposes of the Irish Cross-Border Mergers Regulations and as the “transferee company” for the purposes of the UK Cross-Border Mergers Regulations.

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4.3	Northern Foods shall participate in the Merger as the “transferor company” for the purposes of the Irish Cross-Border Mergers Regulations and the UK Cross-Border Mergers Regulations.

5.	THE EXCHANGE RATIO

5.1	The Exchange Ratio is 0.4479 of a New Greencore Share for every Northern Foods Share held at the Merger Record Time.

5.2
No cash payment shall be made by Greencore to Northern Foods Shareholders in respect of their Northern Foods Shares or the transfer of Northern Foods' assets and liabilities to Greencore pursuant to the Merger.

6.	THE EFFECT OF THE MERGER

On the Effective Date:

6.1.1	at the Effective Time, all of the assets and liabilities of Northern Foods will be transferred to Greencore;

6.1.2	at the Effective Time, any rights and obligations arising from the contracts of employment of Northern Foods will be transferred to Greencore;

6.1.3
each Northern Foods Shareholder whose name appears in the register of members of Northern Foods at the Merger Record Time will receive 0.4479 of a New Greencore Share for every Northern Foods Share held at the Merger Record Time, subject to the terms and conditions set out in these Terms of Merger;

6.1.4	Northern Foods will be dissolved without going into liquidation;

6.1.5	at the Effective Time, all legal proceedings pending by or against Northern Foods will be continued with the substitution of Greencore for Northern Foods as a party;

6.1.6
at the Effective Time, every contract, agreement or instrument to which Northern Foods is a party shall, notwithstanding anything to the contrary contained in that contract, agreement or instrument, be construed and have effect as if:

(A)	Greencore had been a party thereto instead of Northern Foods;

(B)	for any reference (however worded and whether express or implied) to Northern Foods there were substituted a reference to Greencore; and

(C)
any reference (however worded and whether express or implied) to the directors, officers, representatives or employees of Northern Foods, or any of them, were, respectively, a reference to the directors, officers, representatives or employees of Greencore or to such director, officer, representative or employee of Greencore as Greencore nominates for that

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purpose or, in default of nomination, to the director, officer, representative or employee of Greencore who corresponds as nearly as may be to the first-mentioned director, officer, representative or employee;

6.1.7
at the Effective Time, every contract, agreement or instrument to which Northern Foods is a party will become a contract, agreement or instrument between Greencore and the counterparty with the same rights, and subject to the same obligations, liabilities and incidents (including rights of set-off), as would have been applicable thereto if that contract, agreement or instrument had continued in force between Northern Foods and the counterparty, and any money due and owing (or payable) by or to Northern Foods under or by virtue of any such contract, agreement or instrument shall become due and owing (or payable) by or to Greencore instead of Northern Foods; and

6.1.8
at the Effective Time, an offer or invitation to treat made to or by Northern Foods before the Effective Time will be construed and have effect, respectively, as an offer or invitation to treat made to or by Greencore.

7.	THE TERMS RELATING TO THE ALLOTMENT AND ISSUE OF THE NEW GREENCORE SHARES

7.1
On the Effective Date, Greencore shall allot and issue New Greencore Shares credited as fully paid to and amongst the Northern Foods Shareholders on the basis of the Exchange Ratio and otherwise on the terms and conditions set out in these Terms of Merger.

7.2
No fraction of a New Greencore Share shall be allotted to any holder of Northern Foods Shares, but all fractions to which, but for this Clause 7.2, holders of Northern Foods Shares would have been entitled shall be aggregated and sold in the market as soon as practicable following the Effective Date and the net proceeds of sale shall be retained for the benefit of Greencore.

7.3
Northern Foods Shares which are held by Northern Foods Shareholders who, at the Merger Record Time, hold only one or two Northern Foods Shares will be transferred to a nominee resident in the United Kingdom or Ireland for the benefit of such Northern Foods Shareholders (if any) so that, upon the Merger becoming effective, such nominee will receive New Greencore Shares on the basis of the Exchange Ratio and on terms that such New Greencore Shares shall be sold by such nominee on behalf of such Northern Foods Shareholders at the best price which can reasonably be obtained at the time of sale and the gross proceeds of such sale shall be paid to such Northern Foods Shareholders pro rata to their respective holdings (without any deduction for any costs or expenses of sale).  None of Greencore, Northern Foods, any such nominee or any broker or agent of any of them shall have any liability (save in the case of fraud) for any loss arising as a result of the timing or terms of any such sale. Northern Foods and Greencore anticipate that certain amendments will be proposed to Northern Foods' articles of association prior to the Merger Record Time to facilitate such arrangements.

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7.4	No New Greencore Shares will be issued in respect of Northern Foods Shares which at the Merger Record Time are:

7.4.1	held by Northern Foods in treasury or held by a nominee for Northern Foods; or

7.4.2	held by or on behalf of Greencore.

7.5
Subject to Clause 7.6, the New Greencore Shares will rank pari passu in all respects with all other Greencore Shares in issue on the Effective Date, including, where the record date for determining entitlements is on or after the date of issue of the New Greencore Shares, the right to all dividends and other distributions (if any) declared, made or paid by Greencore on the Greencore Shares. No special rights or conditions will affect this entitlement of the New Greencore Shares (or the holders thereof) in respect of dividends or distributions made, paid or declared on the ordinary share capital of Greencore where the record date for determining the entitlement to such dividends or distributions is on or after the Effective Date.  The New Greencore Shares shall have no right to any dividends or other distributions (if any) declared, made or paid by Greencore on the Greencore Shares where the record date for determining entitlements is before the date of issue of the New Greencore Shares.

7.6
In the event that Greencore puts in place, with effect from or after the Effective Date, a dividend access scheme or any similar scheme which allows certain Greencore Shareholders to elect not to receive dividends or other distributions from Greencore in exchange for being granted an entitlement to receive an amount equivalent to any dividend or distribution declared, made or paid by Greencore from a non-Irish resident subsidiary of the Greencore Group without deduction for Irish withholding tax, the ranking and right to dividends and other distributions of New Greencore Shares issued pursuant to the Merger may be affected to the extent that any person holding such New Greencore Shares who is so entitled makes such an election pursuant to such a scheme.

7.7	The issue of the New Greencore Shares shall be effected as follows:

7.7.1
in respect of a holding of Northern Foods Shares in uncertificated form at the Merger Record Time, the New Greencore Shares to which the Northern Foods Shareholder is entitled shall be issued in uncertificated form.  Greencore shall procure that Euroclear is instructed to credit the appropriate stock account in CREST of the Northern Foods Shareholder with such Northern Foods Shareholder's entitlement to New Greencore Shares.  Greencore reserves the right to issue all or any of the New Greencore Shares referred to in this Clause 7.7.1 in the manner referred to in Clause 7.7.2 if, for any reason, it wishes to do so; and

7.7.2
in respect of a holding of Northern Foods Shares in certificated form at the Merger Record Time, the New Greencore Shares to which the Northern Foods Shareholder is entitled shall be issued in certificated form and a share certificate for those shares shall be posted by the fourteenth day following the Effective Date.

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7.8
All deliveries of documents of title to shareholders of Northern Foods required to be made in connection with the Merger shall be effected by posting the same by first-class post in pre-paid envelopes addressed to the persons respectively entitled thereto at their respective addresses as appearing in Northern Foods' register of members (or, in the case of joint holders, to the address of that one of the joint holders whose name stands first in the said register of members in respect of the joint holding) at the Merger Record Time.

7.9	Greencore shall not be responsible for any loss or delay in the transmission of the documents of title posted in accordance with this Clause 7 which shall be posted at the risk of the addressee.

7.10
Prior to the issue of new share certificates in respect of New Greencore Shares to Northern Foods Shareholders pursuant to this Clause 7, transfers of the New Greencore Shares issued to them pursuant to the Merger shall be certified against the register of members of Greencore.

7.11
Northern Foods Shareholders who are on the Northern Foods shareholder register on 7 January 2011 will be entitled to receive and retain the interim dividend of 1.55 pence per Northern Foods Share announced on 9 November 2010.

7.12
Greencore Shareholders who are on the Greencore shareholder register on 3 December 2010 will be entitled to receive and retain the Greencore final dividend of 4.5 cents per Greencore Share announced on 17 November 2010 in respect of the financial year ended 24 September 2010.

7.13
It is also anticipated that Northern Foods and Greencore will both declare further dividends in respect of their current financial periods by reference to a record date falling before the date of completion of the Merger, and that Northern Foods Shareholders and Greencore Shareholders on the respective Northern Foods and Greencore shareholder registers on that record date or dates will be entitled to receive and retain those further dividends.

8.	THE LIKELY EFFECTS / LIKELY REPERCUSSIONS OF THE MERGER FOR NORTHERN FOODS EMPLOYEES

8.1
It is intended that the employment of all persons employed by Northern Foods will be transferred to Convenience Foods Limited or another subsidiary of Northern Foods prior to the Merger becoming effective. Assuming that such transfer is completed, all employees of the Northern Foods Group will be employed by subsidiaries of Northern Foods at the time the Merger becomes effective and the terms and conditions of their employment will not be affected by the Merger becoming effective. In the event that such transfer is not completed, the rights and obligations of any employees of Northern Foods at the Effective Time will be transferred by operation of law to Greencore.

8.2	The Boards of Greencore and Northern Foods attribute great importance to the expertise of their respective management teams and employees.

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8.3	Upon completion of the Merger, the management teams of Greencore and Northern Foods will be combined in order to obtain the maximum benefit from their skills and experience.

8.4
The Boards of Greencore and Northern Foods recognise that in order to achieve the planned benefits of the Merger some operational restructuring will be required following completion of the Merger, which is likely to lead to some redundancies where the businesses have overlapping functions or where this would otherwise improve efficiency. However, no decisions will be taken regarding any redundancies until a business review following completion of the Merger has been undertaken and appropriate consultation with employee representatives has occurred. The Boards of Greencore and Northern Foods have confirmed to each other that, following the completion of the Merger, the existing employment rights of all employees of both the Greencore and Northern Foods groups will be fully safeguarded and any employee consultation requirements will be complied with.

8.5
The Merger will affect share options and incentive awards granted under the Northern Foods Share Schemes. The rules of the Northern Foods Share Schemes will be amended so that awards will vest or options may be exercised on approval of the Merger by the Irish High Court, subject to the achievement of applicable performance conditions. Participants in the Northern Foods Performance Share Plan 2007 will be given the opportunity to exchange their awards for equivalent awards granted by Greencore. Participants in the Northern Foods Share Schemes will be contacted in mid-December 2010 regarding the vesting of their awards and the exercise of their options.

8.6
The Board of Northern Foods have reached agreement with the trustees of Northern Foods' primary UK defined benefit pension schemes, the Northern Foods Pension Scheme and the Northern Foods Pension Builder Scheme, which is subject to completion of the Merger, and have entered into a memorandum of understanding regarding a new funding agreement which would result in past service deficit contributions to the Northern Foods Pension Scheme of £15 million per annum, commencing within 30 days after completion of the Merger and the last payment being made in April 2021.  Subsequent to this, the next valuation agreed with the trustees is expected to be as of 31 March 2013.

8.7
The Merger itself will have no direct effect on pensions accruals for members of the Northern Foods pension schemes. Any proposal by Northern Foods or the Combined Group to review pension provisions going forward (whether before or after the Merger) would be the subject of a separate consultation exercise as and where required by local law.

9.	THE LIKELY EFFECTS / LIKELY REPERCUSSIONS OF THE MERGER FOR GREENCORE EMPLOYEES

9.1	Upon completion of the Merger, the management teams of Greencore and Northern Foods will be combined in order to obtain the maximum benefit from their skills and experience.

9.2
The Boards of Greencore and Northern Foods attribute great importance to the expertise of their respective management teams and employees.  However, the Boards of Greencore and Northern Foods recognise that in order to achieve the planned benefits of the Merger

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some operational restructuring will be required following completion of the Merger, which is likely to lead to some redundancies where the businesses have overlapping functions or where this would otherwise improve efficiency. However, no decisions will be taken regarding any redundancies until a business review following completion of the Merger has been undertaken and appropriate consultation with employee representatives has occurred. The Boards of Greencore and Northern Foods have confirmed to each other that, following the completion of the Merger, the existing employment rights of all employees of both the Greencore and Northern Foods groups will be fully safeguarded and any employee consultation requirements will be complied with.

9.3	The Merger will have no effect on share options and incentive awards granted under the Greencore Share Schemes. These options and awards will therefore continue, subject to their current terms.

9.4	The Merger is not anticipated to have any adverse consequences on the expected funding contribution schedule of the Greencore group pension schemes.

9.5
Any proposal by Greencore or the Combined Group to review pension provisions going forward (whether before or after the Merger) would be the subject of a separate consultation exercise as and where required by local law.

10.	THE DATE FROM WHICH THE HOLDING OF NEW GREENCORE SHARES WILL ENTITLE HOLDERS TO PARTICIPATE IN PROFITS

10.1	Subject to Clause 7.6,

10.1.1
the New Greencore Shares will, when issued, be fully paid and rank pari passu in all respects with all other Greencore Shares in issue on the Effective Date, including, where the record date for determining entitlements is on or after the date of issue of the New Greencore Shares, the right to all dividends and other distributions (if any) declared, made or paid by Greencore on the Greencore Shares; and

10.1.2
no special rights or conditions will affect this entitlement of the New Greencore Shares (or the holders thereof) in respect of dividends or distributions made, paid or declared on the ordinary share capital of Greencore where the record date for determining the entitlement to such dividends or distributions is on or after the Effective Date. The New Greencore Shares shall have no right to any dividends or other distributions (if any) declared, made or paid by Greencore on the Greencore Shares where the record date for determining entitlements is before the date of issue of the New Greencore Shares.

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11.	THE DATE FROM WHICH THE TRANSACTIONS OF NORTHERN FOODS ARE TO BE TREATED AS TRANSACTIONS OF GREENCORE FOR ACCOUNTING PURPOSES

Transactions of Northern Foods will be treated as transactions of Greencore for accounting purposes with effect from the Effective Time.

12.	SHARES OR OTHER SECURITIES IN NORTHERN FOODS TO WHICH SPECIAL RIGHTS OR RESTRICTIONS ATTACH

12.1	All of the Northern Foods Shares rank pari passu and accordingly:

12.1.1	no Northern Foods Shares, and no holder of Northern Foods Shares, is subject to special rights or restrictions; and

12.1.2	save as set out in Clauses 7.3 and 20, no measures are proposed under the Merger concerning Northern Foods Shares or Northern Foods Shareholders subject to any special rights or restrictions.

12.2
Save as disclosed in Clause 8.5, Northern Foods has not issued any equity or equity linked securities other than Northern Foods Shares and accordingly no measures are proposed under the Merger concerning holders of any such securities.

12.3
No shares or securities will be issued by Greencore under the Merger other than the New Greencore Shares.  All of the New Greencore Shares will rank pari passu with each other and no special rights or restrictions will apply to any of the New Greencore Shares to be issued pursuant to the Merger.

13.	DETAILS OF ANY AMOUNT OR BENEFIT OR OTHER SPECIAL ADVANTAGES PAID, GIVEN OR GRANTED OR INTENDED TO BE PAID, GIVEN OR GRANTED TO THE INDEPENDENT EXPERT, AND THE CONSIDERATION FOR IT

13.1
Northern Foods and Greencore intend to apply to the Irish High Court to appoint Ernst & Young as the Independent Expert for each of them in accordance with Regulation 7(2)(b) of the Irish Cross-Border Mergers Regulations.  If Ernst & Young is appointed as the Independent Expert for each of Northern Foods and Greencore, Ernst & Young will receive a fee of £250,000 (plus VAT at the appropriate rate) from each of Northern Foods and Greencore.  Northern Foods and Greencore shall also reimburse Ernst & Young for all expenses (inclusive of VAT) (including the cost of any legal adviser retained by Ernst & Young) incurred by it in connection with its engagement as Independent Expert.

13.2
Except as set out in Clause 13.1, the Independent Expert has not received, and it is not intended that the Independent Expert will receive, any amount or benefit or other special advantages in connection with the Merger.

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14.	DETAILS OF ANY AMOUNT OR BENEFIT OR OTHER SPECIAL ADVANTAGES PAID, GIVEN OR GRANTED OR INTENDED TO BE PAID, GIVEN OR GRANTED TO ANY GREENCORE OR NORTHERN FOODS DIRECTOR, AND THE CONSIDERATION FOR IT

14.1
Save as set out below, no directors of Northern Foods or Greencore have received, and it is not intended that any director of Northern Foods or Greencore will receive, any amount or benefit or other special advantages in connection with the Merger.

14.2	Directors of Northern Foods who hold Northern Foods Shares at the Merger Record Time will participate in the Merger on the same terms as the other Northern Foods Shareholders.

14.3	Directors of Northern Foods who participate in the Northern Foods Share Schemes will be subject to the proposals described in Clause 8.5.

14.4
It has been agreed that Anthony Hobson will become Chairman of Essenta Foods and Simon Herrick will become Chief Financial Officer of Essenta Foods upon the Merger becoming effective. In addition, Tony Illsley, David Nish and Sandra Turner will join the board of Essenta Foods as non-executive directors upon the Merger becoming effective.

14.5
Pursuant to the provisions of the Irish Cross-Border Mergers Regulations the rights and obligations of each of Anthony Hobson, Simon Herrick, Tony Illsley, David Nish and Sandra Turner under their respective service agreements or letters of appointment with Northern Foods will automatically be transferred to Essenta Foods at the Effective Time and there will be no change to the terms and conditions of their employment or appointment as a consequence of the Merger.

14.6
To the extent that immediately prior to the Effective Time there remains on the Northern Foods Board any director other than Anthony Hobson, Simon Herrick, Tony Illsley, David Nish and Sandra Turner, such director will cease to be a director of Northern Foods with effect from that time.

14.7
To the extent that any director of Northern Foods or Greencore ceases to be a director of Northern Foods or Greencore (as the case may be) on or prior to the Effective Date such director shall not be paid, given or granted any amount, benefit or other special advantage otherwise than in accordance with their existing service agreements or letter of appointment (as the case may be) or their entitlements at law.

15.	GREENCORE'S ARTICLES OF ASSOCIATION

15.1	A copy of Greencore’s Articles of Association as at 17 November 2010 are set out in the Appendix to these Terms of Merger.

16.	CHANGE OF NAME OF GREENCORE

16.1
With effect from the Effective Time, it is proposed that the name of Greencore be changed to Essenta Foods plc, subject to the approval of Greencore Shareholders at the Greencore Shareholders Meeting and the consent of the Irish Registrar of Companies.

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17.	STATEMENT ON EMPLOYEE PARTICIPATION RIGHTS

17.1	Northern Foods does not currently have a system of employee participation (as such term is defined by the European Cross-Border Mergers Directive).

17.2	Greencore does not currently have a system of employee participation (as such term is defined by the European Cross-Border Mergers Directive).

17.3	Greencore is not required to make arrangements for the participation of employees pursuant to Part 3 of the Irish Cross-Border Mergers Regulations.

17.4
Northern Foods and Greencore do not intend to introduce a system of employee participation (as such term is defined by the European Cross-Border Mergers Directive) for Essenta Foods upon the Merger becoming effective.

18.	EVALUATION OF THE ASSETS AND LIABILITIES OF NORTHERN FOODS TO BE TRANSFERRED TO GREENCORE

18.1
The Exchange Ratio was determined by Greencore and Northern Foods following an assessment of the commercial prospects of each of the Groups on a standalone basis, considering current operations and forecast industry trends. In conducting this analysis each of Greencore and Northern Foods used publicly available information and confidential information, including their own projections and projections provided by the other party. Although various valuation methodologies were analysed by each of Greencore and Northern Foods, the Boards of Greencore and Northern Foods each considered that the assessment of the relative market capitalisations of Greencore and Northern Foods was the most important method in determining the Exchange Ratio, as it best reflects the valuation issues pertinent to each of them.

18.2
As part of their assessment of the Merger, the Boards of Greencore and Northern Foods also considered financial, non-financial and operational aspects of the transaction, including an assessment of potential synergies arising from the Merger. Both the quantum and phasing of the potential synergies arising from the Merger were considered, across various categories including, amongst others, operations, services, purchasing and supply chain, financing and tax.

18.3
In addition to the principal valuation method used by the Boards of Greencore and Northern Foods in determining the Exchange Ratio, namely the relative market capitalisations of the two companies, the Boards of Greencore and Northern Foods also considered the relative contributions of the underlying businesses of their respective Groups to the Combined Group by reference to a number of parameters, including (i) the relative contribution of Greencore and Northern Foods to the Combined Group based on prospective financial performance of Greencore and Northern Foods; (ii) an assessment of the trading multiples of quoted companies comparable to Greencore and Northern Foods; and (iii) a standalone discounted cash flow analysis of both Greencore and Northern Foods.

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18.4
As at 2 October 2010 (the date to which the Northern Foods Group's consolidated interim accounts for the first six months of its 2010/2011 financial year were prepared), the Northern Foods Group had total assets of £583.8 million and total liabilities of £628.1million.

18.5
On the Effective Date, the assets and liabilities of Northern Foods that are transferred to Greencore at the Effective Time will be recorded (i) in Greencore’s company accounts (which are prepared under Irish/UK GAAP) in accordance with Financial Reporting Standard 6 (Acquisitions and Mergers) and (ii) in Greencore's consolidated group accounts (which are prepared under IFRS) in accordance with International Financial Reporting Standard 3 (Business Combinations).

19.	DATES OF ACCOUNTS OF NORTHERN FOODS AND GREENCORE USED FOR THE PURPOSE OF PREPARING THESE TERMS OF MERGER

19.1	For the purposes of preparing these Terms of Merger, the following accounts of Greencore and Northern Foods were taken into account by Greencore and Northern Foods:

19.1.1	in the case of Northern Foods, its interim accounts for the 26 week period to 2 October 2010; and

19.1.2	in the case of Greencore, its annual accounts for the financial year ended 24 September 2010.

19.2	The accounts referenced above were not used for the purpose of determining the Exchange Ratio.

20.	OVERSEAS SECURITIES LAWS RESTRICTIONS

20.1	These Terms of Merger shall be subject to any prohibition or condition imposed by law.

20.2
Without prejudice to the generality of the foregoing, if, in respect of any Overseas Shareholder (or any person whom Greencore or Northern Foods reasonably believes to be an Overseas Shareholder), Greencore and/or Northern Foods is advised that the allotment and/or the issue of New Greencore Shares pursuant to these Terms of Merger would or might infringe the laws of any jurisdiction outside Ireland or the United Kingdom or would or might require Greencore and/or Northern Foods to obtain any governmental or other consent or effect any registration, filing or other formality with which Greencore and/or Northern Foods is unable to comply or compliance with which Greencore and/or Northern Foods regards as unduly onerous or, in either case, Greencore and/or Northern Foods considers that to determine the same is not possible or is a matter which Greencore and/or Northern Foods regards as unduly onerous or disproportionate given the number of Northern Foods Shareholders resident or domiciled in that jurisdiction, then Greencore and Northern Foods reserve the right to procure that immediately prior to the Merger Record Time, Northern Foods Shares which are held by any such Overseas Shareholders will be transferred to a nominee resident in the United Kingdom or Ireland for the benefit of such Overseas Shareholders (if any) so that, upon the Merger becoming effective, such nominee will receive New Greencore Shares on behalf of such Overseas Shareholders on the basis of the Exchange Ratio and on terms that such New Greencore Shares shall be sold by

15

17 November 2010

such nominee on behalf of each such Overseas Shareholder at the best price which can reasonably be obtained at the time of sale and the proceeds of such sale shall (after the deduction of all expenses and commissions but (for the avoidance of doubt) without any deduction for amounts in respect of value added tax (if any) or stamp duty which, in either case, is payable in respect of sale by the purchaser of such New Greencore Shares) be paid to such Overseas Shareholder.  None of Greencore, Northern Foods, any such nominee or any broker or agent of any of them shall have any liability (save in the case of fraud) for any loss arising as a result of the timing or terms of any such sale.

20.3
Northern Foods and Greencore anticipate that certain amendments will be proposed to Northern Foods' articles of association prior to the Merger Record Time to facilitate the arrangements described in Clause 20.2.

21.	AMENDMENTS TO THESE TERMS OF MERGER

Greencore and Northern Foods may jointly consent on behalf of all persons concerned to any modification of or addition to these Terms of Merger or to any term or condition to the Merger that the Irish High Court or the English court may approve or impose.

16

17 November 2010

Appendix

17

17 November 2010

Notice to U.S. investors

The information contained herein does not constitute an offer of securities for sale in the United States or offer to acquire securities in the United States.

The Greencore Shares referred to herein have not been, and are not intended to be, registered under the U.S. Securities Act of 1933, as amended (the "Securities Act") and may not be offered or sold, directly or indirectly, into the United States except pursuant to an applicable exemption. The New Greencore Shares are intended to be made available within the United States in connection with the Merger described herein pursuant to an exemption from the registration requirements of the Securities Act.

The Merger described herein relates to the securities of a non-U.S. company. The Merger is subject to disclosure and procedural requirements of Ireland and the United Kingdom, which are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with International Financial Reporting Standards as adopted by the European Union, which may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since Greencore and Northern Foods are located in Ireland and the United Kingdom, respectively, and some or all of their officers and directors may be residents of Ireland, the United Kingdom or other non-U.S. countries. You may not be able to sue a non-U.S. company or its officers or directors in a non-U.S. court for violations of the U.S. securities laws. It may be difficult to compel a non-U.S. company and its affiliates to subject themselves to a U.S. court's judgment.

18

GREENCORE GROUP
Public Limited Company

MEMORANDUM

AND

ARTICLES OF ASSOCIATION

(As amended by Special Resolutions passed 20th March, 1991,
17th June, 1993, 28th February, 1995, 10th February, 2000, 7th February 2002,
 6th February, 2003, 12 February, 2009 and 11 February 2010)

THE COMPANIES ACTS, 1963 to 2009

________________________

PUBLIC LIMITED COMPANY
No. 170116
________________________

MEMORANDUM OF ASSOCIATION

of

GREENCORE GROUP Public Limited Company

(as amended by Special Resolution passed 10th February, 2000)
_______________________________________

1.	The name of the Company is “Greencore Group Public Limited Company”.

2.           The Company is a public limited company.

3.           The objects for which the Company is established are:-

(1)
To carry on the businesses of a holding, investment, estate and trust company and to raise money on such terms and conditions as may be thought desirable, and invest the amount thereof in or upon or otherwise acquire and hold shares, stocks, debentures, debenture stocks, bonds, mortgages, obligations and securities of any kind issued or guaranteed by any public or private company corporation or undertaking of whatever nature wherever situated or carrying on business, and shares, stocks, debentures, debenture stocks, bonds, obligations and other securities of Ireland or any other government or authority supreme, municipal, local or otherwise whether at home or abroad.

(2)
To acquire not less than ninety per cent. of the issued share capital of Siuicre Eireann, Cuideachta Phoibli Theoranta by purchase, exchange or otherwise, and on such terms and conditions as the Company may deem appropriate.

(3)
To acquire any such securities or investments as aforesaid by original subscription, tender, syndicate, participation, purchase, exchange, or otherwise, and whether or not fully paid up, and to make payments thereon as called up, or in advance of calls, or otherwise to acquire any such securities or investments in excess of the moneys for the time being proposed to be invested and to hold sell or otherwise dispose of any excess thereof, to subscribe for the same either conditionally or otherwise, and generally to sell, exchange or otherwise dispose of, or turn to account any of the assets of the Company or any securities or investments of the Company acquired or agreed so to be, and to invest in or to acquire by repurchase or otherwise any securities or investments of the kind before enumerated and to vary the securities and investments of the Company from time to time.

(4)	To carry on any other business (whether manufacturing or otherwise), except the issuing of policies of insurance which may seem to the Company capable of being conveniently carried on in connection with the above, or calculated directly or indirectly to enhance the value of or render profitable any of the Company’s property or rights.

(5)
To acquire and undertake the whole or any part of the business, property and liabilities of any person or company carrying on any business which this Company is authorised to carry on, or possessed of property suitable for the purposes of this Company.

(6)	To amalgamate with any other Company having objects altogether or in part similar to the objects of this Company.

(7)
To apply for, purchase or otherwise acquire any patents, brevets d’invention, licences, concessions and the like conferring any exclusive or non-exclusive or limited right to use or any secret or other information as to any invention which may seem capable of being used for any of the purposes of the Company or the acquisition of which may seem calculated directly or indirectly to benefit the Company, and to use, exercise, develop, or grant licences in respect of, or otherwise turn to account the property, rights or information so acquired.

(8)
To enter into partnership or into any arrangement for sharing profits, union of interest, co-operation joint adventure, reciprocal concession or otherwise with any person or company carrying on or engaged in or about to carry on or engage in any business or transaction which this Company is authorised to carry on or engage in or any business or transaction capable of being conducted so as directly or indirectly to benefit this Company.

(9)	To take or otherwise acquire and to hold shares and securities of any company, and to sell, hold, reissue with or without guarantee or otherwise deal with the same.

(10)
To enter into any arrangements with any Governments or authorities, supreme, municipal, local or otherwise, that may seem conducive to the Company’s objects or any of them, and to obtain from any such Government or authority any rights, privileges and concessions which the Company may think it desirable to obtain, and to carry out, exercise and comply with any such arrangements, rights, privileges and concessions.

(11)
To establish or support or aid in the establishment and support of associations, institutions, funds, trusts, and conveniences calculated to benefit employees or ex-employees of the Company or its predecessors in business, or the dependents or connections of such persons, and to grant pensions and allowances and to do any acts or things or make any arrangements or provisions enabling employees of the Company or other persons aforesaid to become shareholders or depositors in the Company, or otherwise to participate in the profits of the Company, upon such terms and in such manner as the Company thinks fit and to make payments towards insurance and to subscribe or guarantee money for charitable or benevolent objects, or for any exhibition or for any public general or useful object or any other object whatsoever which the Company may think advisable.

(12)
To establish, contribute to and operate any scheme or schemes for the subscription or acquisition in any other way of shares in the Company by officers and employees of the Company or of any subsidiaries or associated companies thereof and to lend or otherwise provide money to such officers and employees to enable them to subscribe or otherwise acquire such shares.

(13)
To promote any Company or Companies for the purpose of acquiring all or any of the property and liabilities of this Company or for any other purpose which may seem directly or indirectly calculated to benefit this Company.

(14)
To acquire by purchase, lease, exchange or otherwise lands, buildings, and hereditaments of any tenure or description for any estate or interest and any rights over or connected therewith and to turn the same to account as may seem expedient.

(15)
Generally to purchase, take on lease or in exchange hire or otherwise acquire any real or personal property and any rights or privileges which the Company may think necessary or convenient for the purposes of its business.

(16)
To develop and turn to account any land acquired by the Company, or in which it is interested, and in particular by laying out and preparing the same for building purposes, constructing, altering, pulling down, decorating maintaining, fitting up and improving buildings and conveniences, and by planting, paving, draining, farming, cultivating, letting on building lease or building agreement, and by advancing money to and entering into contracts and arrangements of all kinds with builders tenants and others.

(17)	To construct, maintain and alter any buildings or works necessary or convenient for any of the purposes of the Company or for the benefit of its employees.

(18)
To construct, improve, maintain, develop, work, manage, carry out or control any roads, ways, tramways, railways, branches, or sidings, bridges, reservoirs, watercourses, wharves, manufactories, warehouses, electric works, shops, stores, and other works and conveniences which may seem calculated directly or indirectly to advance the Company’s interests, and to contribute to, subsidise or otherwise assist or take part in the construction, improvement, maintenance, working, management, carrying out or control thereof.

(19)	To invest and deal with the moneys of the Company not immediately required in such manner as may from time to time be determined.

(20)
To engage in currency exchange, interest rate and/or commodity or index linked transactions (whether in connection with or incidental to any other contract, undertaking or business entered into or carried on by the Company or whether as an independent object or activity) including, but not limited to, dealings in foreign currency, spot and forward rate exchange contracts, futures, options, forward rate agreements, swaps, caps, floors, collars, commodity or index linked swaps and any other foreign exchange, interest rate or commodity or index linked arrangements and such other instruments as are similar to or derive from any of the foregoing whether for the purpose of making a profit or avoiding a loss or managing a currency or interest rate exposure or any other purpose and to enter into any contract for and to exercise and enforce all rights and powers conferred by or incidental, directly or indirectly, to such transactions or termination of any such transactions.

(21)
To lend and advance money or give credit to such persons or companies either with or without security, and upon such terms as may seem expedient, and in particular to customers and others having dealings with the Company and to give guarantees or become security for any liabilities or obligations (present or future) of any persons or companies and generally to give any guarantees, indemnities and security on such terms and conditions as the Company may think fit.

(22)
To guarantee, support or secure, whether by personal covenant or by mortgaging or charging all or any part of the undertaking, property and assets (present and future) and uncalled capital of the Company, or by both such methods, the performance of the obligations of and the repayment or payment of the principal amounts of and premiums, interest and dividends on any securities, including any security denominated or repayable in a currency other than the currency of the State, of any person, firm or company, including (without prejudice to the generality of the foregoing) any company which is for the time being the Company’s holding company as defined by Section 155 of the Companies Act, 1963, or another subsidiary as defined by the said Section of the Company’s holding company or otherwise associated with the company in business.

(23)
To borrow or raise or secure the payment of money, including any money in a currency other than the currency of the State, in such manner as the Company shall think fit, and in particular by the issue of debentures or debenture stock, perpetual or otherwise, charged upon all or any of the Company’s property, both present or future, including its uncalled capital, and to purchase, redeem or pay off any such securities.

(24)
To remunerate any person or company for services rendered or to be rendered in placing or assisting to place or guaranteeing the placing of any of the shares in the Company’s capital, or any debentures, debenture stock, or other securities of the Company, or in or about the formation or promotion of the Company or the conduct of its business.

(25)	To draw, make, accept, endorse, discount, execute and issue promissory notes, bills of exchange, bills of lading, warrants, debentures and other negotiable or transferable instruments.

(26)	To undertake and execute any trusts, the undertaking whereof may seem desirable, and either gratuitously or otherwise.

(27)
To sell or dispose of the undertaking of the Company or any part thereof for such consideration as the Company may think fit, and in particular for shares, debentures, or securities of any other company having objects altogether or in part similar to those of this Company.

(28)
To adopt such means of making known the products of the Company as may seem expedient, and in particular by advertising in the Press, by circulars, by purchase and exhibition of works of art or interest, by publication of books and periodicals and by granting prizes, rewards and donations.

(29)
To obtain any Provisional Order or Act of the Oireachtas for enabling the Company to carry any of its objects into effect, or for effecting any modification of the Company’s constitution or for any other purpose which may seem expedient, and to oppose any proceedings or applications which may seem calculated directly or indirectly to prejudice the Company’s interests.

(30)	To procure the Company to be registered or recognised in any country or place.

(31)	To sell, improve, manage, develop, exchange, lease, mortgage, enfranchise, dispose of, turn to account or otherwise deal with all or any part of the property and rights of the Company.

(32)	To promote freedom of contract, and to resist, insure against, counteract and discourage interference therewith, to join any lawful Federation Union or

Association, or do any other lawful act or thing with a view to preventing or resisting, directly or indirectly, any interruption of or interference with the Company’s or any other trade or business, or providing or safeguarding against the same, or resisting or opposing any strike movement or organisation which may be thought detrimental to the interests of the Company or its employees, and to subscribe to any association or fund for any such purposes.

(33)
To do all or any of the above things in any part of the world, and as principals, agents, contractors, trustees, or otherwise, and by or through trustees, agents or otherwise, and either alone or in conjunction with others.

(34)	To distribute any of the property of the Company in specie among the members.

(35)	To do all such other things as the Company may deem to be incidental or conducive to the attainment of the above objects or any of them.

NOTE:
It is hereby declared that the word “Company” in this clause (except where  used in reference to this Company) shall be deemed to include any partnership or other body of persons, whether incorporated or not incorporated, and wherever domiciled and the intention is that the objects specified in each paragraph of this clause, be in no wise limited, or restricted by reference to, or inference from, the terms of any other paragraph.

4.	For so long as the Special Rights Preference Share of €1.26 in the capital of the Company shall remain in issue, no amendment, variation, removal of or alteration of the effect of

(1)
the provisions of Article 2 (with the exception of Article 2(a) save insofar as such provision provides for and refers to the Special Share), and the definitions of “the Minister”, “the Minister for Finance”, “the Special Share” and “the Special Shareholder” in Article 1(b) of the accompanying Articles of Association (whether by way of the adoption of new Articles of Association or otherwise) or

(2)	the provisions of this Clause 4

may be made or be effective without the prior consent in writing of the Special Shareholder (as such expression is defined in Article 1(b) of the said Articles).

5.	The liability of the members is limited.

6.	The share capital of the Company is €189,000,001.26 divided into 300,000,000 Ordinary Shares of €0.63 each and one Special Rights Preference Share of €1.26.

WE, the several persons whose names and addresses are subscribed, wish to be formed into a Company, in pursuance of this Memorandum of Association, and we respectively agree to take the number of shares in the capital of the Company set opposite our respective names.

Names, Addresses and	Number of Shares
Descriptions of	taken by each
Subscribers.	Subscriber.

Helen Ryan,	One
11 Glenville Rd, Clonsilla, Dublin 15.
Secretary.

Ann Mackey,	One
52 Grosvenor Sq, Dublin 6.
Secretary.

Wendy Scales,	One
12 Holly Park Avenue, Blackrock, Co. Dublin.
Secretary.

Anne Kelly,	One
8 Morehampton Rd, Dublin 4.
Apprentice Solicitor.

Eithne Fitzgerald,	One
Dublin.
Solicitor.

Marion J. Duignan,	One
32 Brighton Sq, Rathgar, Dublin 6.
Artist.

Nollaig Greene,	One
Dublin.
Solicitor.

Dated the 25th day of January, 1991

Witness to the above signatures:

Paul White
Solicitor
Dublin

ARTICLES OF ASSOCIATION

of

GREENCORE GROUP Public Limited Company

(as amended by Special Resolution passed 11th February, 2010)

CONTENTS

PART I - PRELIMINARY

1.	Interpretation	13
	PART II - SHARE CAPITAL AND RIGHTS
2.	Share Capital	16
3.	Rights of shares on issue	19
4.	Redeemable shares	19
5.	Variation of rights	19
6.	Trusts not recognised	19
7.	Disclosure of interests	20
8.	Allotment of shares	22
9.	Payment of commission	22
10.	Payment by instalments	22
11.	Limitations on Shareholdings	22
	PART III - SHARE CERTIFICATES
12.	Issue of certificates	28
13.	Balance and exchange certificates	28
14.	Replacement of certificates	28
	PART IV - LIEN ON SHARE
15.	Extent of lien	29
16.	Power of sale	29
17.	Power to effect transfer	29
18.	Proceeds of sale	29

	PART V - CALLS ON SHARES AND FORFEITURE

19.	Making of calls	29
20.	Time of call	30
21.	Liability of joint Holders	30
22.	Interest on calls	30
23.	Instalments treated as calls	30
24.	Power to differentiate	30
25.	Interest on moneys advanced	30
26.	Notice requiring payment	30
27.	Power of disposal	31
28.	Effect of forfeiture	31

29.	Statutory declaration	31
30.	Surrender of shares	32
31.	Non-payment of sums due on share issues	32

	PART VI - CONVERSION OF SHARES INTO STOCK

32.	Conversion of shares into stock	32
33.	Transfer of stock	32
34.	Rights of stockholders	32

	PART VII - TRANSFER OF SHARES

35.	Form of instrument of transfer	32
36.	Execution of instrument of transfer	32
37.	Refusal to register transfers	33
38.	Procedure on refusal	33
39.	Closing of transfer books	33
40.	Absence of registration fees	34
41.	Retention of transfer instruments	34
42.	Renunciation of allotment	34

	PART VIII - TRANSMISSION OF SHARES

43.	Death of Member	34
44.	Transmission on death or bankruptcy	34
45.	Rights before registration	34

	PART IX - ALTERATION OF SHARE CAPITAL

46.	Increase of capital	35
47.	Consolidation, sub-division and cancellation of capital	35
48.	Fractions on consolidation	35
49.	Purchase of own shares	36
50.	Reduction of capital	36

	PART X - GENERAL MEETINGS

51.	Annual general meetings	36
52.	Extraordinary general meetings	36
53.	Convening general meetings	36
54.	Class meetings	36
55.	Notice of general meetings	37

	PART XI - PROCEEDINGS AT GENERAL MEETINGS

56.	Quorum for general meetings	37
57.	Special business	38
58.	Chairman of general meetings	38
59.	Directors’ and Auditors’ right to attend general meetings	38
60.	Adjournment of general meetings	39
61.	Determination of resolutions	39
62.	Entitlement to demand poll	39

63.	Taking of a poll	39
64.	Votes of members	40
65.	Voting by joint Holders	41
66.	Voting by incapacitated Holders	41
67.	Default in payment of calls	41
68.	Restriction of voting rights	41
69.	Time for objection to voting	42
70.	Appointment of proxy	42
71.	Receipt of proxy appointment	43
72.	Uncertificated Proxy Instruction	43
73.	Rights and Obligations of a Proxy	44
74.	Bodies corporate acting by representatives at meetings	44
75.	Effect of revocation of proxy or of authorisation	44

	PART XII - DIRECTORS

76.	Number of Directors	44
77.	Share qualification	45
78.	Ordinary remuneration of Directors	45
79.	Special remuneration of Directors	45
80.	Expenses of Directors	45
81.	Alternate Directors	45

	PART XIII - POWERS OF DIRECTORS

82.	Directors’ powers	46
83.	Power to delegate	46
84.	Appointment of attorneys	47
85.	Local management	47
86.	Borrowing powers	47
87.	Execution of negotiable instruments	47

	PART XIV - APPOINTMENT AND RETIREMENT OF DIRECTORS

88.	Retirement by rotation	47
89.	Deemed reappointment	48
90.	Eligibility for appointment	48
91.	Appointment of additional Directors	48

	PART XV - DISQUALIFICATION AND REMOVAL OF DIRECTORS

92.	Disqualification of Directors	48
93.	Removal of Directors	49

	PART XVI - DIRECTORS’ OFFICES AND INTERESTS

94.	Executive offices	49
95.	Directors’ interests	50
96.	Restriction on Directors’ voting	51
97.	Entitlement to grant pensions	52

	PART XVII - PROCEEDINGS OF DIRECTORS

98.	Convening and regulation of Directors’ meetings	53
99.	Quorum for Directors’ meetings	53
100.	Voting at Directors’ meetings	53
101.	Telecommunication meetings	54
102.	Chairman of the board of Directors	54
103.	Validity of acts of Directors	54
104.	Directors’ resolutions or other documents in writing	54

	PART XVIII - THE SECRETARY
105.	Appointment of secretary	54

	PART XIX - THE SEAL
106.	Use of Seal	55
107.	Seal for use abroad	55
108.	Signature of sealed instruments	55

	PART XX - DIVIDENDS AND RESERVES

109.	Declaration of dividends	55
110.	Interim and fixed dividends	56
111.	Payment of dividends	56
112.	Deductions from dividends	56
113.	Dividends in specie	56
114.	Payment of dividends by post	56
115.	Dividends not to bear interest	57
116.	Payment to Holders on a particular date	57
117.	Unclaimed dividends	57
118.	Reserves	57

	PART XXI - ACCOUNTS

119.	Accounts	58

	PART XXII - CAPITALISATION OF PROFITS OR RESERVES

120.	Capitalisation of distributable profits and reserves	59
121.	Capitalisation of non-distributable profits and reserves	61
122.	Implementation of capitalisation issues	61

	PART XXIII - NOTICES

123.	Notices in writing	61
124.	Service of notices	62
125.	Service on joint Holders	63
126.	Service on transfer or transmission of shares	63
127.	Signature to notices	63
128.	Deemed receipt of notices	63

	PART XXIV - WINDING UP

129.	Distribution on winding up	63
130.	Distribution in specie	64

	PART XXV - MISCELLANEOUS

131.	Minutes of meetings	64
132.	Inspection and secrecy	64
133.	Destruction of records	65
134.	Untraced shareholders	65
135.	Indemnity	66

COMPANIES ACTS, 1963 TO 2009

____________________________

A PUBLIC COMPANY LIMITED BY SHARES
No. 170116
____________________________

ARTICLES OF ASSOCIATION

OF

GREENCORE GROUP Public Limited Company

(as amended by Special Resolutions passed 20th March, 1991,
  17th June, 1993, 28th February, 1995, 10th February, 2000,
7th February 2002, 6th February, 2003 and 12 February, 2009)

PART I - PRELIMINARY

1.	Interpretation

(a)	The regulations contained in Table A in the First Schedule to the Companies Act, 1963 shall not apply to the Company.

(b)	In these Articles the following expressions shall have the following meanings:

“the Acts”
means the Companies Acts 1963 to 2005, Parts 2 and 3 of  the  Investment  Funds, Companies and Miscellaneous Provisions  Act  2006  and  the Companies (Amendment) Act 2009, all statutory instruments which are to be read as one with, or construed or read together with or as one with, the Companies Acts and every statutory modification and re-enactment thereof for the time being in force;

“address”	includes any number or address used for the purposes of communication by way of electronic mail or other electronic communication;

“advanced electronic signature”	the meaning given to that word in the Electronic signature”Commerce Act, 2000;

“Approved Nominee”	a person appointed under contractual arrangements with the Company to hold shares or rights or interests in shares of the Company on a nominee basis;

“the 1963 Act”	the Companies Act, 1963;

“the1983Act”	the Companies (Amendment) Act, 1983;

“the1990 Act”	the Companies Act, 1990;

“1996 Regulations”	the Companies Act, 1990 (Uncertificated Securities) Regulations, 1996 (S.I. No. 68 of 1996);

“these Articles”	these articles of association as from time to time and for the time being in force;

“the Auditors”	the auditors for the time being of the Company;

“the Company”	the company whose name appears in the heading to these Articles;

“Clear Days”	in relation to the period of a notice, that period excluding the day when the notice is given or deemed to be given and the day for which it is given or on which it is to take effect;

“the Directors”	the Directors for the time being of the Company or any of them acting as the board of Directors of the Company;

“electronic communication”	the meaning given to that word in the Electronic Commerce Act, 2000;

“electronic signature”	the meaning given to that word in the Electronic Commerce Act, 2000;

“the Group”	the Company and its subsidiaries from time to time and for the time being;

“the Holder”	in relation to any share, the member whose name is entered in the Register as the holder of the share;

“the Minister”	the Minister for Agriculture and Food of the Government of the State;

“the Minister for Finance”	the Minister for Finance of the Government of the State;

“the Office”	the registered office for the time being of the Company;

“qualified certificate”	the meaning given to that word in the Electronic Commerce Act, 2000;

“Record Date”	a date and time specified by the Company for eligibility for voting at a general meeting which may not be more than 48 hours before the general meeting to which it relates;

“the Register”	the register of members to be kept as required by the Acts;

“the Seal”	the common seal of the Company or (where relevant) the official securities seal kept by the Company pursuant to the Acts;

“the Secretary”	any person appointed to perform the duties of the Secretary of the Company;

“the Special Share”	the one Special Rights Preference Share of €1.26 in the capital of the Company;

“the Special Shareholder”	the registered holder of the Special Share;

“the State”	Ireland;

“Stock Exchange Nominee”	the meaning given to that expression by Section 1 Companies (Amendment) Act, 1977;

“The Stock Exchanges”	The Irish Stock Exchange Limited and the London Stock Exchange Limited;

“The Irish Stock Exchange”	The Irish Stock Exchange Limited;

“treasury shares”	shares in the Company which have been redeemed or purchased by the Company as and are being held by the Company as treasury shares in accordance with Part XI of the 1990 Act;

“the United Kingdom”	the United Kingdom of Great Britain and Northern Ireland;

“warrants to subscribe”	means a warrant or certificate or similar document indicating the right of the registered holder thereof (other than under a share option scheme for employees) to subscribe for shares in the Company.

(c)
Expressions in these Articles referring to writing shall be construed, unless the contrary intention appears, as including references to printing, lithography, photography and any other modes of representing or reproducing words in a visible form provided however that it shall not include writing in electronic form except as provided in these Articles and/or where it constitutes writing in electronic form sent to the Company, the Company has agreed to its receipt in such form. Expressions in these Articles referring to execution of any document shall include any mode of execution under seal or under hand or any mode of electronic signature as shall be approved by the Directors. Expressions in these Articles referring to receipt of any electronic communications shall, unless the contrary intention appears, be limited to receipt in such manner as the Company has approved.

(d)
Unless the contrary intention appears, the use of the word “address” in these Articles in relation to electronic communications includes any number or address used for the purpose of such communications.

(e)
Unless specifically defined herein or the context otherwise requires, words or expressions contained in these Articles shall bear the same meaning as in the Acts but excluding any statutory modification thereof not in force when these Articles become binding on the Company.

(f)
The headings and captions included in these Articles are inserted for convenience of reference only and shall not be considered a part of or affect the construction or interpretation of these Articles.

(g)
References in these Articles to any enactment or any section or provision thereof shall mean such enactment, section or provision as the same may be amended and may be from time to time and for the time being in force.

(h)
In these Articles the masculine gender shall include the feminine and neuter, and vice versa, and the singular number shall include the plural, and vice versa, and words importing persons shall include firms or companies.

(i)	References in these Articles to Euro or cent or € or c shall mean the currency, for the time being, of the State.

PART II - SHARE CAPITAL AND RIGHTS

2.	Share Capital

(a)	The share capital of the Company is €189,000,001.26 divided into 300,000,000 Ordinary Shares of €0.63 each and one Special Rights Preference Share of €1.26.

(b)	The Special Share shall be issued at par and may be held only by, or transferred only to, the Minister or some other person appointed by the Minister in writing for the purpose.

(c)
Notwithstanding any other provisions of these Articles no resolution may validly be passed by the members of the Company to amend, remove or alter all or any of the following Articles (whether by way of the adoption of new Articles of Association or otherwise) and neither may a resolution validly be passed by the Directors authorising any action the effect of which would be to amend, remove or alter all or any of the following Articles without the prior consent in writing of the Special Shareholder:

(i)	Article 2 (with the exception of Article 2(a) save insofar as such provision provides for and refers to the Special Share);

(ii)	Article 5;

(iii)	Article 11;

(iv)	Article 32;

(v)	Article 47;

(vi)	Article 137; and

(vii)	the definitions of “the Minister”, “the Minister for Finance”, “the Special Share” and “the Special Shareholder” in Article 1(b).

(d)
Notwithstanding any other provisions of these Articles no resolution may validly be passed by the members of the Company to implement any of the following events or by the Directors to implement or to bring into effect any of the following events, and the Company and the Directors shall not suffer, permit or allow any company within the Group to implement or carry into effect any of the following events and accordingly none of the following events shall be capable of being made or done or carried into effect, unless the prior consent in writing of the Special Shareholder has been obtained:

(i)	a proposal for the voluntary winding up or dissolution of the Company; or

(ii)
(A) any sale, transfer or disposal of any of the issued share capital of Siuicre Eireann, c.p.t. or any other member of the Group for the time being holding any of the assets referred to in sub-paragraphs (B) or (C) below (hereinafter called a “Specified Company”) or any issue of new shares by a Specified Company if after any such sale, transfer disposal or issue the Company shall hold less than 51 per cent of the issued share capital of that Specified Company carrying voting rights in all circumstances at general meetings of that company; or

(A)
any sale, transfer or disposal by a member of the Group of any sugar quota, allowance or preference in respect of the production of sugar in the State to which any such company may become entitled or which may otherwise become an asset of any such company after the date of adoption of these Articles; or

(B)
any sale, transfer or disposal by a member of the Group of all or any part representing more than 20% thereof in value as at the date of such sale, transfer or disposal of the following assets, that is to say:-

(1)
the properties, lands, hereditaments and premises of Siuicre Eireann, c.p.t. or of any other subsidiary of the Company situate at Carlow in the County of Carlow and at Mallow in the County of Cork and used in the production or processing of sugar and

(2)
the plant, machinery, fixtures and fittings owned by Siuicre Eireann, c.p.t. or any other subsidiary of the Company and used in the production or processing of sugar in the State, save for the purposes of renewal or replacement,

PROVIDED HOWEVER that if any such sale transfer or disposal takes place representing 20% or less thereof in value as at the date of such sale, transfer or disposal, the percentage thereof so represented shall be carried forward for the purpose of this sub- paragraph (ii)(C) and aggregated with the percentage thereof in value represented by any subsequent sale, transfer or disposal, so that the percentage thereof in value represented by any such subsequent transfer or disposal shall be deemed to be such aggregate; and for the purposes of this sub-paragraph (ii)(C) the value of the assets aforesaid as at a particular date shall be the book value thereof for the time being determined by the Auditors at the request of the Directors or the Special Shareholder by reference to the books of account and other accounting records of Siuicre Eireann, c.p.t.; or

(iii)
the creation or issue of any shares in the capital of the Company with voting rights attached thereto not identical with those of the Ordinary Shares of IR£1 each in issue at the date of adoption of these Articles except that the prior consent of the Special Shareholder shall not be required where the Company proposes to issue shares with no voting rights or voting rights which are limited to matters which constitute an alteration of the rights attaching to such shares.

(e)	The Special Shareholder shall be entitled to receive notice of and attend and speak at all general meetings of the Company but the Special Share shall carry no right to vote at such meetings.

(f)
On a return of assets in a winding up of the Company, the Special Shareholder shall be entitled to repayment of the capital paid up on the Special Share in priority to any payment to the other members. The Special Share confers no further right to participate in the profits or assets of the Company.

(g)	The Special Share shall not entitle the Holder thereof to a dividend.

The Special Shareholder shall consult with the Minister for Finance before giving any consent, issuing any request, exercising any discretion or power, or executing or doing any document, act or thing which the Special Shareholder is entitled or empowered to give, issue, exercise, execute or do under or pursuant to the provisions of this Article 2 or Article 11.

3.	Rights of shares on issue

(a)
Without prejudice to any special rights conferred on the Holders of any existing shares or class of shares and subject to the provisions of the Acts, any share may be issued with such rights or restrictions as the Company may by ordinary resolution determine.

(b)
Without prejudice to the power conferred on the Company by paragraph (a) of this Article, the Directors on the allotment and issue of any shares (other than the Special Share) may impose restrictions on the transferability or disposal of the shares comprised in a particular allotment as may be considered by the Directors to be in the best interests of the shareholders as a whole.

4.	Redeemable shares

Subject to the provisions of the Acts, any shares (other than the Special Share) may be issued on the terms that they are, or at the option of the Company are, liable to be redeemed on such terms and in such manner as the Company may by special resolution determine. In addition and subject as aforesaid, the Company is hereby authorised to redeem (on such terms as may be contained in, or be determined pursuant to the provisions of, these Articles) any of the shares which have been converted into redeemable shares. Subject as aforesaid, the Company may cancel any shares so redeemed or may hold them as treasury shares and re-issue such treasury shares as shares of any class or classes or cancel them.

5.	Variation of rights

(a)
Whenever the share capital is divided into different classes of shares, the rights attached to any class (other than the rights attaching to the Special Share which may only be removed amended or altered with the consent in writing of the Special Shareholder) may be varied or abrogated with the consent in writing of the Holders of three-fourths in nominal value of the issued shares of that class, or with the sanction of a special resolution passed at a separate general meeting of the Holders of the shares of the class, and may be so varied or abrogated either whilst the Company is a going concern or during or in contemplation of a winding-up. The quorum at any such separate general meeting shall be one person holding or representing by proxy at least one-third in nominal value of the issued shares of the class in question.

(b)
The rights conferred upon the Holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by these Articles or the terms of the issue of the shares of that class, be deemed to be varied by a purchase or redemption by the Company of its own shares or by the creation or issue of further shares ranking pari passu therewith or subordinate thereto.

6.	Trusts not recognised

Except as required by law, no person shall be recognised by the Company as holding any share upon any trust, and the Company shall not be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any share or any interest in any fractional part of a share or (except only as by these Articles or by law otherwise provided) any other rights in respect of any share except an absolute right to the entirety thereof in the Holder: this shall not preclude the Company from requiring the members or a transferee of shares to furnish the Company with information as to the beneficial ownership of any share when such information is reasonably required by the Company.

7.	Disclosure of interests

(a)
If at any time the Directors are satisfied that any member, or any other person appearing to be interested in shares held by such member, has been duly served with a notice under Section 81 of the 1990 Act (a “Section 81 notice”) and is in default for the prescribed period (as defined in sub-paragraph(f)(2)) in supplying to the Company the information thereby required, or, in purported compliance with such a notice, has made a statement which is false or inadequate in a material particular, then the Directors may, in their absolute discretion at any time thereafter by notice (a “direction notice”) to such member direct that:

(i)
in respect of the shares in relation to which the default occurred (the “default shares”) the member shall not be entitled to attend or to vote at a general meeting either personally or by proxy or to exercise any other right conferred by membership in relation to meetings of the Company;

(ii)
where the nominal value of the default shares represents at least 0.25 per cent of the nominal value of the issued shares of the class concerned, then the direction notice may additionally direct that:

(A)
except in a liquidation of the Company, no payment shall be made of any sums due from the Company on the default shares, whether in respect of capital or dividend or otherwise, and the Company shall not have any liability to pay interest on any such payment when it is finally paid to the member (but the provisions of this sub-paragraph (2) shall apply only to the extent permitted from time to time by the Listing Rules of the Irish Stock Exchange);

(B)	no other distribution shall be made on the default shares;

(C)	no transfer of any of the default shares held by such member shall be registered unless:

A
the member is not himself in default as regards supplying the information requested and the transfer when presented for registration is accompanied by a certificate by the member in such form as the Directors may in their absolute discretion require to the effect that after due and careful enquiry the member is satisfied that no person in default as regards supplying such information is interested in any of the shares the subject of the transfer; or

B	the transfer is an approved transfer (as defined in sub-paragraph(f)(3)).

The Company shall send to each other person appearing to be interested in the shares the subject of any direction notice a copy of the notice, but the failure or omission by the Company to do so shall not invalidate such notice.

(b)
Where any person appearing to be interested in the default shares has been duly served with a direction notice or a copy thereof and the default shares which are the subject of such direction notice are held by an Approved Nominee, the provisions of this Article shall be treated as applying only to such default shares held by the

Approved Nominee and not (insofar as such person’s apparent interest is concerned) to any other shares held by the Approved Nominee.

(c)
Where the member upon whom a Section 81 notice is served is an Approved Nominee acting in its capacity as such, the obligations of the Approved Nominee as a member of the Company shall be limited to disclosing to the Company such information relating to any person appearing to be interested in the shares held by it as has been recorded by it pursuant to the arrangements entered into by the Company or approved by the Directors pursuant to which it was appointed as an Approved Nominee.

(d)	Any direction notice shall cease to have effect:

(i)	in relation to any shares which are transferred by such member by means of an approved transfer; or

(ii)
when the Directors are satisfied that such member and any other person appearing to be interested in shares held by such member, has given to the Company the information required by the relevant Section 81 notice.

(e)	The Directors may at any time give notice cancelling a direction notice.

(f)	For the purposes of this Article:

(i)
a person shall be treated as appearing to be interested in any shares if the member holding such shares has given to the Company a notification under the said Section 81 which either (i) names such person as being so interested or (ii) fails to establish the identities of all those interested in the shares and (after taking into account the said notification and any other relevant Section 81 notification) the Company knows or has reasonable cause to believe that the person in question is or may be interested in the shares;

(ii)
the prescribed period is 28 days from the date of service of the said Section 81 notice unless the nominal value of the default shares represents at least 0.25 per cent of the nominal value of the issued shares of that class, when the prescribed period is 14 days from that date;

(iii)	a transfer of shares is an approved transfer if but only if:

(A)
it is a transfer of shares to an offeror by way or in pursuance of acceptance of an offer made to all the holders (or all the holders other than the person making the offer and his nominees) of the shares in the Company to acquire those shares or a specified proportion of them; or

(B)
the Directors are satisfied that the transfer is made pursuant to a sale of the whole of the beneficial ownership of the shares the subject of the transfer to a party unconnected with the member and with other persons appearing to be interested in such shares; or

(C)	the transfer results from a sale made through a stock exchange on which the Company’s shares are normally traded.

(g)	Nothing contained in this Article shall limit the power of the Company under Section 85 of the 1990 Act.

(h)
For the purpose of establishing whether or not the terms of any notice served under this Article shall have been complied with the decision of the Directors in this regard shall be final and conclusive and shall bind all persons interested.

8.	Allotment of shares

(a)
Subject to the provisions of the Acts relating to authority, pre-emption or otherwise in regard to the issue of new shares and of any resolution of the Company in general meeting passed pursuant thereto, all unissued shares (including treasury shares) for the time being in the capital of the Company shall be at the disposal of the Directors and (subject to the provisions of the Acts and Article 2(d)(iii)) they may allot, grant options over or otherwise dispose of them to such persons on such terms and conditions and at such times as they may consider to be in the best interests of the Company and its shareholders, but so that no share shall be issued at a discount and so that, in the case of shares offered to the public for subscription, the amount payable on application on each share shall not be less than one-quarter of the nominal amount of the share and the whole of any premium thereon.

(b)
Without prejudice to the generality of the powers conferred on the Directors by the other paragraphs of this Article, the Directors may (subject to Article 2(d)(iii)) grant from time to time options to subscribe for the unallotted shares in the capital of the Company to persons in the service or employment of the Company or any subsidiary or associated company of the Company (including Directors holding executive offices) on such terms and subject to such conditions as may be approved from time to time by the Directors or by any committee thereof appointed by the Directors for the purpose of such approval.

(c)
The Company may issue warrants to subscribe (by whatever name they are called) to any person to whom the Company has granted the right to subscribe for shares in the Company (other than under a share option scheme for employees) certifying the right of the registered Holder thereof to subscribe for shares in the Company upon such terms and conditions as the right may have been granted.

The provisions of this Article 8 shall at all times be read and construed subject to the provisions of Article 11(b) of these Articles.

9.	Payment of commission

The Company may exercise the powers of paying commissions conferred by the Acts. Subject to the provisions of the Acts, any such commission may be satisfied by the payment of cash or by the allotment of fully or partly paid shares or partly in one way and partly in the other. On any issue of shares the Company may also pay such brokerage as may be lawful.

10.	Payment by instalments

If by the conditions of allotment of any share the whole or part of the amount or issue price thereof shall be payable by instalments, every such instalment when due shall be paid to the Company by the person who for the time being shall be the registered Holder of the share.

11.	Limitations on Shareholdings

(a)	In this Article 11:

(i)
“Person” includes an individual, a firm, a society, a trustee or a body of trustees, an unincorporated association, a body corporate, a government, a government department, a governmental agency or body and a municipal, local or statutory body, but does not include:

(A)	the Minister or the Minister for Finance or the Special Shareholder; or

(B)	a trustee (acting in that capacity) of any employees’ share scheme of the Company; or

(C)	a Stock Exchange Nominee save to the extent that such entity would otherwise fall to be treated as an Associate of any person by virtue of paragraph (B) in the definition of “Associate” below;

(D)
an organisation (“the Relevant Organisation”) which carries out the same or a similar function to SEPON (Ireland) Limited or SEPON Limited (due allowance being made for differences in custom and practice) in relation to any stock exchange (other than The Stock Exchange) on which Shares are from time to time listed and which with or without other parties enters into contractual arrangements (“the Relevant Arrangements”) with the Company save to the extent that the Relevant Organisation would otherwise fall to be treated as an Associate of any Person by virtue of paragraph (ii) in the definition of “Associate” below PROVIDED THAT this exclusion (D) shall operate only if the Relevant Organisation or other party to the Relevant Arrangements is not in breach of its obligations thereunder (other than a breach which the Directors in their sole discretion deem to be immaterial or which has been remedied to the satisfaction of, or waived by, the Directors); or

(E)	an underwriter or sub-underwriter whose holdings of Shares arises only by virtue of an obligation to take up such Shares pursuant to an underwriting or sub-underwriting agreement; or

(F)
a depositary or custodian (acting in that capacity) (a “Depositary”) appointed under contractual arrangements (“Depositary Arrangements”) with the Company whereby such Depositary holds shares and issues or procures the issue of receipts or other securities evidencing the right to receive such shares save to the extent that such Depositary would otherwise fall to be treated as an Associate of any person by virtue of paragraph (ii) in the definition of Associate;

(G)
a bare trustee (acting in that capacity) (a “Bare Trustee”), save to the extent that such trustee would otherwise fall to be treated as an Associate of any Person by virtue of paragraph (B) in the definition of “Associate” below, where all of the following conditions are fulfilled to the satisfaction of the Directors:

(1)
each and every holding of Shares of the Bare Trustee (acting in that capacity) has a designation in the Register that distinguishes each holding of Shares separately in respect of the beneficial owner or beneficial owners thereof; and

(2)
a statutory declaration (in such form as the Directors shall from time to time prescribe) made by the Bare Trustee (or by his duly authorised representative) has been delivered to the Company stating (a) the total number of Shares held by the Bare Trustee, acting in that capacity, (and the names of any Associates) and the votes ordinarily exercisable by him and his Associates, acting in that capacity, (and the names of such Associates) in all circumstances at general meetings of the Company, (b) the name and address of each of the beneficial owners of the said Shares and the number of the said Shares beneficially owned by each such beneficial owner, (c) the designation that distinguishes each such holding of Shares in the Register and (d) that so long as such Shares are registered with such designations(s), they are being held by the Bare Trustee in his capacity as a bare trustee; and

(3)
the Bare Trustee delivers to the Company from time to time a statutory declaration in accordance with subparagraph (2) above stating the up to date particulars referred to in such subparagraph within five days after any change occurs therein;

IT IS HEREBY DECLARED, for the avoidance of doubt, that this exclusion (G) shall operate without prejudice to the provisions of section 123 of the 1963 Act and Article 6 and no notice of any trust shall be entered on the Register;

(ii)	“Associate” means in relation to any Person (below referred to in this definition as the “first named Person”)

(A)
a body corporate (whether registered in the State or elsewhere) of which 30 per cent or more of the voting power exercisable at any general meeting of the body corporate may be exercised or controlled or of which one-third or more of the Directors are appointed (or can be appointed) in either case by the first named Person (alone or with any Associates of the first named Person); or

(B)
any other Person who has (whether or not in a manner which is legally binding) agreed or committed himself or become obliged or arranged to exercise or refrain from exercising any rights (including voting rights) attaching to any Share, or any power to dispose of or retain any Share or any interest therein, in accordance with the suggestions, instructions or directions of the first named Person (or of any other Associate of the first named Person); PROVIDED THAT where a Person has been appointed to act as the proxy of the first named Person to vote at the meeting of the Company neither such proxy nor the first named Person shall be the Associate of the other by reason solely of that appointment, and also PROVIDED THAT a Relevant Organisation or a Depositary shall not be treated as an Associate solely by reason of having, pursuant to the Relevant Arrangements or the relevant Depositary Arrangements, as the case may be, undertaken to exercise the rights attaching to Shares beneficially owned by a Person who:

(1)	in the aggregate holds interests in Shares representing less than 30 per cent of all Shares then in issue; or

(2)
would not (alone or with his Associates) be in a position to exercise (or to Control the exercise of) 30 per cent or more of the votes which are ordinarily exercisable on a poll at general meetings of the company; or

(C)
if the first named Person is a government or government department or government agency or body, such government or any other department agency or body of such government, or any body corporate which is an Associate of any of the same by virtue of (A) above; or

(D)
if the first named Person is a trustee of any trust, any or all of the trustees, any or all settlors of such trust and any or all of the beneficiaries (including contingent beneficiaries) under such trust; or

(E)	if the first named Person is a body corporate, any director or employee of or consultant (by whatever named called) to such body corporate and vice versa;

and any Associate of the first named Person shall (unless the Directors otherwise determine) be deemed also to be an Associate of all other Associates of the first named Person;

(iii)	to “Control” means to be in the position of such a Person as is the first named Person in paragraph (B) of the definition of “Associate” above;

(iv)
“Share” means any share in the capital of the Company which ordinarily carries the right to vote in all circumstances at general meetings of the Company and in relation to any Person the number of Shares held by him shall be deemed to be the aggregate of all Shares registered (or which would, but for the provisions of this Article, fall to be registered) in his name and in the names of all his Associates;

and cognate words and expressions shall be construed accordingly.

(b)
No Person shall be entitled to acquire or to be the Holder of Shares representing 30 per cent or more of all the Shares then in issue or (alone or with any Associate or Associates) to exercise (or Control the exercise of) 30 per cent or more of the votes which are ordinarily exercisable in all circumstances at general meetings of the Company.

(c)
(i)            If it appears to the Directors or to the Special Shareholder that in relation to any Person the limitations set out in (b) above may be exceeded the Directors shall be entitled to refuse to register and shall, upon receipt of a written request to do so from the Special Shareholder, refuse to register any Shares in the name of that Person (other than as an allottee under an issue of Shares by way of capitalisation of profits or reserves made pursuant to these Articles) unless there shall first have been given to them and to the Special Shareholder a declaration (in such form as the Directors shall from time to time prescribe and as shall be approved by the Special Shareholder ) stating the total number of Shares held by the Person (and the names of any Associates) and the votes ordinarily exercisable by him and his Associates

(and the names of such Associates) in all circumstances at general meetings of the Company and the Directors and the Special Shareholder are satisfied as to the contents thereof.

(ii)	If any Director has reason to believe that in relation to any Person the aforementioned limitations may be exceeded, he shall forthwith inform the other Directors and the Special Shareholder.

(d)
Subject to the provisions of this Article, the Directors shall, unless they have reason to believe otherwise, be entitled to assume without enquiry that no Person holds 30 per cent or more of all the Shares then in issue or (alone or with any Associate or Associates) exercises or Controls the exercise 30 per cent or more of the votes which are ordinarily exercisable in all circumstances at general meetings of the Company. Nevertheless, and without prejudice to any other powers which the Directors enjoy pursuant to these Articles, the Directors may at any time and shall if requested to do so in writing by the Special Shareholder give notice to any Person requiring him to make and give to the Directors (and if the Directors are requested to do so by the Special Shareholder, to the Special Shareholder) a declaration (in such form as the Directors shall prescribe) within such period as may be specified in the notice as to the total number of Shares held by him (and the names of all his Associates) and/or as to the said votes which he can exercise or of which he can Control the exercise and/or as to whether he is an Associate of any other person or persons (and the names of any such Associate(s) or Person(s)) and from the date of service of such notice until the Directors and the Special Shareholder declare themselves satisfied with the contents of a declaration received by them from such Person

(i)	any Shares held by any such Person shall not confer any right to receive notice of, to attend or vote at any general meeting of the Company;

(ii)
the rights to attend (whether in person or by representative or proxy), to speak and to demand and vote on a poll which would have attached to the Shares held by any such Person were it not for the service of the said notice shall vest in the chairman of any such meeting, and the manner in which the chairman exercises or refrains from exercising any such rights shall be entirely at his discretion (and such chairman shall forthwith be informed by the Directors in the event of any notice of the kind referred to in this paragraph (d) being served as aforesaid); and

(iii)
no transfer of any Shares which are held by the Person who shall have been served with a notice in accordance with the provisions of this paragraph (d), or in which such Person has (or appears to the Directors to have) an interest, or which confer on the Holder or Holders thereof votes which the said Person (alone or with any Associate or Associates) can exercise (or which the Directors believe such Person can exercise) or of which he can Control the exercise (or of which the Directors believe such Person can Control the exercise) may be registered in the Register. This provision shall apply whether or not the provisions of Article 7 of these Articles have been utilised.

(e)
If within 21 days after the giving of such notice as is referred to in paragraph (d) above (or such shorter or longer period as in all circumstances the Directors shall consider reasonable and shall specify in the notice) either

(i)
the Directors are not satisfied that the Person referred to in such notice given pursuant to (d) above neither holds 30 per cent or more of all the Shares then in issue nor (alone or with any Associate or Associates) is capable of exercising or Controlling the exercise of 30 per cent or more of the votes which are ordinarily exercisable in all circumstances at general meetings of the Company, or

(ii)	the Special Shareholder is not so satisfied,

the Directors may give a further notice in writing to such Person (and shall give such a further notice if requested to do so in writing by the Special Shareholder) specifying the other Person(s) (if any) believed by the Directors or by the Special Shareholder to be Associates of such person and requiring him and all or any of his Associates (as the Directors or the Special Shareholder may determine) to transfer such number of Shares (“Excess Shares”) to other Persons specified in the notice who are not his Associates and as will result in the Directors and the Special Shareholder being satisfied that

(A)	the number of Shares held by him does not equal 30 per cent or more of all the Shares then in issue; and

(B)
that he (alone or with any Associate or Associates) is not capable of exercising or Controlling the exercise of 30 per cent or more of the votes which are ordinarily exercisable in all circumstances at general meetings of the Company.

If within 21 days after the giving of such further notice (or such extended period of time as in all the circumstances the Directors and the Special Shareholder shall consider reasonable) such further notice is not complied with to the satisfaction of the Directors and the Special Shareholder, the Directors may arrange (and shall arrange if requested to do so in writing by the Special Shareholder) for the Company to sell the Excess Shares at the best price reasonably obtainable therefor. The manner, timing and terms of any such sale of Excess Shares (including but not limited to the price or prices at which the same is made) shall be such as the Directors determine (based on advice from bankers, brokers or other appropriate persons consulted by them for the purpose) to be appropriate having regard to all the circumstances, including but not limited to the number of Shares to be disposed of and the requirement that the disposal be made without delay, and the Directors shall not be liable to any person for any of the consequences of reliance on any such advice. If, in relation to any sale of Excess Shares, such Excess Shares are held by more than one Holder (treating joint Holders of any Excess Shares as a single Holder) the Directors shall, as nearly as practicable, cause the same proportion of each holding (so far as is known to the Directors) of Excess Shares to be sold. For the purpose of making any sale of Excess Shares the Directors may authorise (and shall authorise if requested to do so in writing by the Special Shareholder) in writing any officer or employee of the Company to execute on behalf of the Person in question a transfer or transfers of the Excess Shares to the purchaser or purchasers thereof and may (and shall if requested to do so in writing by the Special Shareholder) enter the said purchaser or purchasers in the Register in respect of the Excess Shares notwithstanding the absence of any share certificate and issue a new certificate or certificates to the said purchaser or purchasers. The net proceeds of the sale of such Excess Shares shall be received by the Company whose receipt shall be a good discharge for the purchase money and shall be paid over by the Company (after deduction of any expenses incurred by the Directors in the sale) to the former Holder or (in the case of joint Holders, the first of them named in the Register) upon surrender by him or them of the certificates for the Excess Shares but such proceeds shall in no circumstances carry interest against the Company.

(f)
A Person who holds receipts or other securities issued by a Depositary which evidence the right to receive shares held by such Depositary (acting in that capacity) shall be deemed for the purposes of this Article 11 to hold a number of shares equal to the number of shares the right to receive which is evidenced by such receipts or other securities held by such Person.

(g)
Neither the Directors nor the Special Shareholder shall be required to give any reasons for any decision, notice, request or declaration taken or made in accordance with this Article, and any resolution or determination of, or decision or exercise of any discretion or power by, the Directors or any Director or by the chairman of any meeting under or pursuant to the foregoing provisions of this Article shall be final and conclusive; and any disposal or transfer made or other thing done by or on behalf of, or on the authority of the Directors or any Director pursuant to the foregoing provision of this Article shall be conclusive and binding on all persons concerned and shall not be open to challenge, whether as to its validity or otherwise on any ground whatsoever.

PART III - SHARE CERTIFICATES

12.	Issue of certificates

Every member (except in respect of an allotment or transfer of a share in accordance with the 1996 Regulations or a Stock Exchange Nominee in respect of whom the Company is not by law required to complete and have ready for delivery a certificate) shall be entitled without payment to receive within two months after allotment or lodgement of a transfer to him of the shares in respect of which he is so registered (or within such other period as the conditions of issue shall provide) one certificate for all the shares of each class held by him or several certificates each for one or more of his shares upon payment for every certificate after the first of such reasonable sum as the Directors may determine provided that the Company shall not be bound to issue more than one certificate for shares held jointly by several persons and delivery of a certificate to one joint Holder shall be a sufficient delivery to all of them. The Company shall not be bound to register more than four persons as joint Holders of any share (except in the case of executors or trustees of a deceased member). Every certificate shall be sealed with the Seal and shall specify the number, class and distinguishing number (if any) of the shares to which it relates and the amount or respective amounts paid up thereon.

13.	Balance and exchange certificates

(a)
Where some only of the shares comprised in a share certificate are transferred the old certificate shall be cancelled and the new certificate for the balance of such shares shall be issued in lieu without charge.

(b)
Any two or more certificates representing shares of any one class held by any member at his request may be cancelled and a single new certificate for such shares issued in lieu, without charge unless the Directors otherwise determine. If any member shall surrender for cancellation a share certificate representing shares held by him and request the Company to issue in lieu two or more share certificates representing such shares in such proportions as he may specify, the Directors may comply, if they think fit, with such request.

14.	Replacement of certificates

If a share certificate is defaced, worn out, lost, stolen or destroyed, it may be replaced on such terms (if any) as to evidence and indemnity and payment of any exceptional expenses incurred by the Company in investigating evidence or in relation to any indemnity as the Directors may determine but otherwise free of charge, and (in the case of defacement or wearing out) on delivery up of the old certificate.

PART IV - LIEN ON SHARES

15.	Extent of lien

The Company shall have a first and paramount lien on every share (not being a fully paid share) for all moneys (whether presently payable or not) payable at a fixed time or called in respect of that share. The Directors, at any time, may declare any share to be wholly or in part exempt from the provisions of this Article. The Company’s lien on a share shall extend to all moneys payable in respect of it.

16.	Power of sale

The Company may sell in such manner as the Directors determine any share on which the Company has a lien if a sum in respect of which the lien exists is presently payable and is not paid within fourteen Clear Days after notice demanding payment, and stating that if the notice is not complied with the shares may be sold, has been given to the Holder of the share or to the person entitled to it by reason of the death or bankruptcy of the Holder.

17.	Power to effect transfer

To give effect to a sale the Directors may authorise some person to execute an instrument of transfer of the shares sold to, or in accordance with the directions of, the purchaser. The transferee shall be entered in the Register as the Holder of the shares comprised in any such transfer and he shall not be bound to see to the application of the purchase moneys nor shall his title to the shares be affected by any irregularity in or invalidity of the proceedings in reference to the sale, and after the name of the transferee has been entered in the Register, the remedy of any person aggrieved by the sale shall be in damages only and against the Company exclusively. Where a share, which is to be sold as provided for in this Part, is held in uncertificated form, the Directors may authorise some person to do all that is necessary under the 1996 Regulations to change such share into certificated form prior to its sale under this Part.

18.	Proceeds of sale

The net proceeds of the sale, after payment of the costs, shall be applied in payment of so much of the sum for which the lien exists as is presently payable and any residue (upon surrender to the Company for cancellation of the certificate for the shares sold and subject to a like lien for any moneys not presently payable as existed upon the shares before the sale) shall be paid to the person entitled to the shares at the date of the sale.

PART V - CALLS ON SHARES AND FORFEITURE

19.	Making of calls

Subject to the terms of allotment, the Directors may make calls upon the members in respect of any moneys unpaid on their shares and each member (subject to receiving at least fourteen Clear Days’ notice specifying when and where payment is to be made) shall pay to the Company as required by the notice the amount called on his shares. A call may be required to be paid by instalments. A call may be revoked before receipt by the Company of a sum due thereunder, in whole or in part and payment of a call may be postponed in whole or in part. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the shares in respect of which the call was made.

20.	Time of call

A call shall be deemed to have been made at the time when the resolution of the Directors authorising the call was passed.

21.	Liability of joint Holders

The joint Holders of a share shall be jointly and severally liable to pay all calls in respect thereof.

22.	Interest on calls

If a call remains unpaid after it has become due and payable the person from whom it is due and payable shall pay interest on the amount unpaid from the day it became due until it is paid at the rate fixed by the terms of allotment of the share or in the notice of the call or, if no rate is fixed, at the appropriate rate (as defined by the Acts) but the Directors may waive payment of the interest wholly or in part.

23.	Instalments treated as calls

An amount payable in respect of a share on allotment or at any fixed date, whether in respect of nominal value or as an instalment of a call, shall be deemed to be a call and if it is not paid the provisions of these Articles shall apply as if that amount had become due and payable by virtue of a call.

24.	Power to differentiate

Subject to the terms of allotment, the Directors may make arrangements on the issue of shares for a difference between the Holders in the amounts and times of payment of calls on their shares.

25.	Interest on moneys advanced

The Directors, if they think fit, may receive from any member willing to advance the same all or any part of the moneys uncalled and unpaid upon any shares held by him, and upon all or any of the moneys so advanced may pay (until the same would, but for such advance, become payable) interest at such rate, not exceeding (unless the Company in general meeting otherwise directs) fifteen per cent per annum, as may be agreed upon between the Directors and the member paying such sum in advance.

26.	Notice requiring payment

(a)
If a member fails to pay any call or instalment of a call on the day appointed for payment thereof, the Directors, at any time thereafter during such times as any part of the call or instalment remains unpaid, may serve a notice on him requiring payment of so much of the call or instalment as is unpaid together with any interest which may have accrued.

(b)
The notice shall name a further day (not earlier than the expiration of fourteen Clear Days from the date of service of the notice) on or before which the payment required by the notice is to be made, and shall state that in the event of non- payment at or before the time appointed the shares in respect of which the call was made will be liable to be forfeited.

(c)
If the requirements of any such notice as aforesaid are not complied with then, at any time thereafter before the payment required by the notice has been made, any shares in respect of which the notice has been given may be forfeited by a resolution of the Directors to that effect. The forfeiture shall include all dividends or other moneys payable in respect of the forfeited shares and not paid before forfeiture. The Directors may accept a surrender of any share liable to be forfeited hereunder.

(d)
On the trial or hearing of any action for the recovery of any money due for any call it shall be sufficient to prove that the name of the member sued is entered in the Register as the Holder, or one of the Holders, of the shares in respect of which such debt accrued, that the resolution making the call is duly recorded in the minute book and that notice of such call was duly given to the member sued, in pursuance of these Articles, and it shall not be necessary to prove the appointment of the Directors who made such call nor any other matters whatsoever, but the proof of the matters aforesaid shall be conclusive evidence of the debt.

27.	Power of disposal

A forfeited share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal such a share is to be transferred to any person, the Directors may authorise some person to execute an instrument of transfer of the share to that person. The Company may receive the consideration, if any, given for the share on any sale or disposition thereof and may execute a transfer of the share in favour of the person to whom the share is sold or disposed of and thereupon he shall be registered as the Holder of the share and shall not be bound to see the application of the purchase money, if any, nor shall his title to the share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the share. Where a share, which is to be sold as provided for in this Part, is held in uncertificated form, the Directors may authorise some person to do all that is necessary under the 1996 Regulations to change such share into certificated form prior to its sale under this Part.

28.	Effect of forfeiture

A person whose shares have been forfeited shall cease to be a member in respect of the forfeited shares, but nevertheless shall remain liable to pay to the Company all moneys which, at the date of forfeiture, were payable by him to the Company in respect of the shares without any deduction or allowance for the value of the shares at the time of forfeiture, but his liability shall cease if and when the Company shall have received payment in full of all such moneys in respect of the shares.

29.	Statutory declaration

A statutory declaration that the declarant is a Director or the Secretary of the Company, and that a share in the Company has been duly forfeited on the date stated in the declaration, shall be conclusive evidence of the facts therein stated as against all persons claiming to be entitled to the share.

30.	Surrender of shares

The Directors may accept the surrender of any share which the Directors have resolved to have been forfeited upon such terms and conditions as may be agreed and, subject to any such terms and conditions, a surrendered share shall be treated as if it has been forfeited.

31.	Non-payment of sums due on share issues

The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a share, becomes payable at a fixed time, whether on account of the nominal value of the share or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

PART VI - CONVERSION OF SHARES INTO STOCK

32.	Conversion of shares into stock

The Company by ordinary resolution may convert any paid up shares (other than the Special Share) into stock and reconvert any stock into paid up shares of any denomination.

33.	Transfer of stock

The Holders of stock may transfer the same or any part thereof, in the same manner, and subject to the same regulations, as and subject to which the shares from which the stock arose might have been transferred before conversion, or as near thereto as circumstances admit; and the Directors may fix from time to time the minimum amount of stock transferable but so that such minimum shall not exceed the nominal amount of each share from which the stock arose.

34.	Rights of stockholders

(a)
The Holders of stock shall have, according to the amount of stock held by them, the same rights, privileges and advantages in relation to dividends, voting at meetings of the Company and other matters as if they held the shares from which the stock arose, but no such right, privilege or advantage (except participation in the dividends and profits of the Company and in the assets on winding up) shall be conferred by an amount of stock which, if existing in shares, would not have conferred that right, privilege or advantage.

(b)	Such of these Articles as are applicable to paid up shares shall apply to stock, and the words “share” and “shareholder” therein shall include “stock” and “stockholder”.

PART VII - TRANSFER OF SHARES

35.	Form of instrument of transfer

Subject to such of the restriction of these Articles and to such of the conditions of issue as may be applicable, the shares of any member may be transferred by instrument in writing in any usual or common form or any other form which the Directors may approve.

36.	Execution of instrument of transfer

(a)	The instrument of transfer of any share shall be executed by or on behalf of the transferor and, in cases where the share is not fully paid, by or on behalf of the transferee. The transferor shall be deemed to remain the Holder of the share until the name of the transferee is entered in the Register in respect thereof.

(b)
Notwithstanding the provisions of Articles 7, 11, 12, 36(a), 37 and 38, shares in the Company may be transferred in such manner as the Directors may approve so that transfers of shares in the Company may be made in accordance with any regulations made by the Minister (as defined in the Acts) under the power conferred on him by section 239 of the 1990 Act enabling title to securities to be evidenced and transferred without a written instrument. The Directors shall have the power to permit any class of shares to be held in uncertificated form and to implement any arrangement they think fit for such evidencing and transfer which accords with such regulations and, in particular, shall, where appropriate, be entitled to disapply or modify all or part of the provisions in these Articles with respect to the requirement for written instruments of transfer and share certificates in order to give effect to such regulations.

37.	Refusal to register transfers

(a)	The Directors in their absolute discretion and without assigning any reason therefor may decline to register:-

(i)	any transfer of a share which is not fully paid;

(ii)	any transfer to or by a minor or person of unsound mind;

provided that the refusal to register the transfer does not prevent dealings in the shares from taking place on an open and proper basis.

(b)	The Directors may decline to recognise any instrument of transfer unless:-

(i)
the instrument of transfer (being a transfer which is not effected in the manner permitted by Article 36(b)) is accompanied by the certificate of the shares to which it relates and such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer (save where the transferor is a Stock Exchange Nominee);

(ii)	the instrument of transfer is in respect of one class of share only;

(iii)	the instrument of transfer is in favour of not more than four transferees; and

(iv)	it is lodged at the Office or at such other place as the Directors may appoint.

(c)	The Directors may decline to register any transfer of uncertificated shares only in such circumstances as may be permitted or required by the 1996 Regulations.

38.	Procedure on refusal

If the Directors refuse to register a transfer then, within two months after the date on which the transfer was lodged with the Company, they shall send to the transferee notice of the refusal.

39.	Closing of transfer books

The registration of transfers of shares or of transfers of any class of shares may be suspended at such times and for such periods (not exceeding thirty days in each year) as the Directors may determine.

40.	Absence of registration fees

No fee shall be charged for the registration of any instrument of transfer or other document relating to or affecting the title to any share.

41.	Retention of transfer instruments

The Company shall be entitled to retain any instrument of transfer which is registered, but any instrument of transfer which the Directors refuse to register shall be returned to the person lodging it when notice of the refusal is given.

42.	Renunciation of allotment

Nothing in these Articles shall preclude the Directors from recognising a renunciation of the allotment of any shares by the allottee in favour of some other person.

PART VIII - TRANSMISSION OF SHARES

43.	Death of Member

If a member dies the survivor or survivors where he was a joint Holder, and his personal representatives where he was a sole Holder or the only survivor of joint Holders, shall be the only persons recognised by the Company as having any title to his interest in the shares; but nothing herein contained shall release the estate of a deceased member from any liability in respect of any share which had been jointly held by him.

44.	Transmission on death or bankruptcy

A person becoming entitled to a share in consequence of the death or bankruptcy of a member may elect, upon such evidence being produced as the Directors may properly require, either to become the Holder of the share or to have some person nominated by him registered as the transferee. If he elects to become the Holder he shall give notice to the Company to that effect. If he elects to have another person registered he shall execute an instrument of transfer of the share to that person. All of these Articles relating to the transfer of shares shall apply to the notice or instrument of transfer as if it were an instrument of transfer executed by the member and the death or bankruptcy of the member had not occurred.

45.	Rights before registration

A person becoming entitled to a share by reason of the death or bankruptcy of a member (upon supplying to the Company such evidence as the Directors may reasonably require to show his title to the share) shall have the rights to which he would be entitled if he were the Holder of the share, except that, before being registered as the Holder of the share, he shall not be entitled in respect of it to attend or vote at any meeting of the Company or at any separate meeting of the Holders of any class of shares in the Company, so, however, that the Directors, at any time, may give notice requiring any such person to elect either to be registered himself or to transfer the share and, if the notice is not complied with within ninety days, the Directors thereupon may withhold payment of all dividends, bonuses or other moneys payable in respect of the share until the requirements of the notice have been complied with.

PART IX - ALTERATION OF SHARE CAPITAL

46.	Increase of capital

(a)	The Company from time to time by ordinary resolution may increase the share capital by such sum, to be divided into shares of such amount, as the resolution shall prescribe.

(b)
Subject to the provisions of the Acts, the new shares shall be issued to such persons, upon such terms and conditions and with such rights and privileges annexed thereto as the general meeting resolving upon the creation thereof shall direct and, if no direction be given, as the Directors shall determine and in particular such shares may be issued with a preferential or qualified right to dividends and in the distribution of the assets of the Company and with a special, or with any, right of voting.

(c)
Except so far as otherwise provided by the conditions of issue or by these Articles, any capital raised by the creation of new shares shall be considered part of the pre-existing ordinary capital and shall be subject to the provisions herein contained with reference to calls and instalments, transfer and transmission, forfeiture, lien and otherwise.

47.	Consolidation, sub-division and cancellation of capital

The Company, by ordinary resolution, may:-

(a)	consolidate and divide all or any of its share capital (other than the Special Share) into shares of larger amount;

(b)
subject to the provisions of the Acts, subdivide its shares, or any of them (other than the Special Share), into shares of smaller amount, so however that in the sub-division the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in the case of the share from which the reduced share is derived (and so that the resolution whereby any share is sub-divided may determine that, as between the Holders of the shares resulting from such sub-division, one or more of the shares may have, as compared with the others, any such preferred, deferred or other rights or be subject to any such restrictions as the Company has power to attach to unissued or new shares); or

(c)
cancel any shares (other than the Special Share) which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and reduce the amount of its authorised share capital by the amount of the shares so cancelled.

48.	Fractions on consolidation

Subject to the provisions of these Articles, whenever as a result of a consolidation of shares any members would become entitled to fractions of a share, the Directors may sell, on behalf of those members, the shares representing the fraction for the best price reasonably obtainable to any person and distribute the proceeds of sale in due proportion among those members, and the Directors may authorise some person to execute an instrument of transfer of the shares to, or in accordance with the directions of, the purchaser. The transferee shall not be bound to see to the application of the purchase money nor shall his title to the shares be affected by any irregularity in or invalidity of the proceedings in reference to the sale.

49.	Purchase of own shares

Subject to and in accordance with the provisions of the Acts and without prejudice to any relevant special rights attached to any class of shares, the Company may purchase any of its own shares of any class (including redeemable shares but not including the Special Share) at any price (whether at par or above or below par), and so that any shares to be so purchased may be selected in any manner whatsoever and cancelled or held by the Company as treasury shares. The Company shall not make a purchase of shares in the Company unless the purchase has first been authorised by a special resolution of the Company and by a special resolution passed at a separate general meeting of the holders of each class of shares (except the Special Share) or a resolution passed by a majority representing three-fourths of the voters at a separate general meeting of the holders of the Company’s Loan Stock (if any), which, at the date on which the purchase is authorised by the Company in general meeting, entitle them, either immediately or at any time subsequently, to convert all or any of the shares or loan stock of that class held by them into equity share capital of the Company.

50.	Reduction of capital

The Company, by special resolution, may reduce its share capital, any capital redemption reserve fund or any share premium account in any manner and with, and subject to, any incident authorised, and consent required, by law.

PART X - GENERAL MEETINGS

51.	Annual general meetings

The Company shall hold in each year a general meeting as its annual general meeting in addition to any other meeting in that year and shall specify the meeting as such in the notices calling it. Not more than fifteen months shall elapse between the date of one annual General Meeting and that of the next.

52.	Extraordinary general meetings

All general meetings other than annual general meetings shall be called extraordinary general meetings.

53.	Convening general meetings

The Directors may convene general meetings. Extraordinary general meetings may also be convened on such requisition, or in default may be convened by such requisitionists, and in such manner as may be provided by the Acts. If at any time there are not within the State sufficient Directors capable of acting to form a quorum, any Director or any two members of the Company may convene an extraordinary general meeting in the same manner as nearly as possible as that in which general meetings may be convened by the Directors.

54.	Class meetings

All provisions of these Articles relating to general meetings of the Company shall, mutatis mutandis, apply to every separate general meeting of the Holders of any class of shares in the capital of the Company, except that:-

(a)
the necessary quorum shall be one or more persons holding or representing by proxy at least one-third in nominal value of the issued shares of the class or, at any adjourned meeting of such Holders, one Holder present in person or by proxy, whatever the amount of his holding, shall be deemed to constitute a meeting; and

(b)	any Holder of shares of the class present in person or by proxy may demand a poll; and

(c)	each Holder of shares of the class shall, on a poll, have one vote in respect of every share of the class held by him.

55.	Notice of general meetings

(a)
Subject to the provisions of the Acts allowing a general meeting to be called by shorter notice an annual general meeting and an extraordinary general meeting called for the passing of a special resolution shall be called by at least twenty-one Clear Days’ notice and all other extraordinary general meetings shall also be called by at least twenty-one Clear Days notice, except that it may be called by fourteen Clear Days’ notice (whether in electronic form or otherwise) where:-

(i)	all members, who hold shares that carry rights to vote at the meeting, are permitted to vote by electronic means either before or at the meeting; and

(ii)	a special resolution reducing the period of notice to fourteen Clear Days’ has been passed at the immediately preceding annual general meeting, or at a general meeting held since that meeting.

(b)
Any notice convening a general meeting shall specify the time and place of the meeting and, in the case of special business, the general nature of that business and, in reasonable prominence, that a member entitled to attend and vote is entitled to appoint a proxy, or where that is allowed one or more proxies, to attend, speak and vote in his place and that a proxy need not be a member of the Company. It shall also give particulars of any Directors who are to retire by rotation or otherwise at the meeting and of any persons who are recommended by the Directors for appointment or re- appointment as Directors at the meeting, or in respect of whom notice has been duly given to the Company of the intention to propose them for appointment or re-appointment as Directors at the meeting. Subject to any restrictions imposed on any shares, the notice shall be given to all the members and to the Directors and the Auditors.

(c)	The accidental omission to give notice of a meeting to, or the non-receipt of notice of a meeting by, any person entitled to receive notice shall not invalidate the proceedings at the meeting.

(d)
Where, by any provision contained in the Acts, extended notice is required of a resolution, the resolution shall not be effective (except where the Directors of the Company have resolved to submit it) unless notice of the intention to move it has been given to the Company not less than twenty-eight days (or such shorter period as the Acts permit) before the meeting at which it is moved, and the Company shall give to the members notice of any such resolution as required by and in accordance with the provisions of the Acts.

PART XI - PROCEEDINGS AT GENERAL MEETINGS

56.	Quorum for general meetings

(a)
No business other than the appointment of a chairman shall be transacted at any general meeting unless a quorum of members is present at the time when the meeting proceeds to business. Except as provided in relation to adjourned meeting, three persons entitled to vote upon the business to be transacted, each being a member or a proxy for a member or a duly authorised representative of a corporate member, shall be a quorum.

(b)
If such a quorum is not present within half an hour from the time appointed for the meeting, or if during a meeting a quorum ceases to be present, the meeting shall stand adjourned to the same day in the next week at the same time and place, or to such time and place as the Directors may determine. If at the adjourned meeting such a quorum is not present within half an hour from the time appointed for the meeting, the meeting, if convened otherwise than by resolution of the Directors, shall be dissolved, but if the meeting shall have been convened by resolution of the Directors, two persons entitled to be counted in a quorum present at the meeting shall be a quorum.

57.	Special business

(a)
All business shall be deemed special that is transacted at an extraordinary general meeting. All business that is transacted at an annual general meeting shall also be deemed special, with the exception of declaring a dividend, the consideration of the accounts, balance sheets and reports of the Directors and Auditors, the election of Directors in the place of those retiring (whether by rotation or otherwise), the fixing of the remuneration of the Directors, the re-appointment of the retiring Auditors, the fixing of the remuneration of the Auditors and the consideration of a special resolution for the purpose of Article 55(a)(ii).

(b)
Any request by a member to table a draft resolution under subsection Section 133(1)(b) of the Companies Act 1963 shall be received by the Company in hardcopy form or in electronic form at the addresses specified by the Company at least 30 days before the meeting to which it relates.

58.	Chairman of general meetings

(a)
The chairman of the board of Directors or, in his absence, the deputy chairman (if any) or, in his absence, some other Director nominated by the Directors shall preside as chairman at every general meeting of the Company. If at any general meeting none of such persons shall be present within fifteen minutes after the time appointed for the holding of the meeting and willing to act, the Directors present shall elect one of their number to be chairman of the meeting and, if there is only one Director present and willing to act, he shall be chairman.

(b)
If at any meeting no Director is willing to act as chairman or if no Director is present within fifteen minutes after the time appointed for holding the meeting, the members present and entitled to vote shall choose one of the members personally present to be chairman of the meeting.

59.	Directors’ and Auditors’ right to attend general meetings

A Director shall be entitled, notwithstanding that he is not a member, to attend and speak at any general meeting and at any separate meeting of the Holders of any class of shares in the Company. The Auditors shall be entitled to attend any general meeting and to be heard on any part of the business of the meeting which concerns them as the Auditors.

60.	Adjournment of general meetings

The Chairman, with the consent of a meeting at which a quorum is present, may (and if so directed by the meeting, shall) adjourn the meeting from time to time (or sine die) and from place to place, but no business shall be transacted at any adjourned meeting other than business which might properly have been transacted at the meeting had the adjournment not taken place. Where a meeting is adjourned sine die, the time and place for the adjourned meeting shall be fixed by the Directors. When a meeting is adjourned for fourteen days or more or sine die, at least seven Clear Days’ notice shall be given specifying the time and meeting and the general nature of the business to be transacted. Save as aforesaid it shall not be necessary to give any notice of an adjourned meeting.

61.	Determination of resolutions

At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands unless before, or on the declaration of the result of, the show of hands a poll is duly demanded. Unless a poll is so demanded a declaration by the Chairman that a resolution has been carried or carried unanimously, or by a particular majority, or lost, or not carried by a particular majority and an entry to that effect in the minutes of the meeting shall be conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against the resolution. The demand for a poll may be withdrawn before the poll is taken but only with the consent of the Chairman, and a demand so withdrawn shall not be taken to have invalidated the result of a show of hands declared before the demand was made.

62.	Entitlement to demand poll

Subject to the provisions of the Acts, a poll may be demanded:-

(a)	by the chairman of the meeting;

(b)	by at least three members present (in person or by proxy) having the right to vote at the meeting;

(c)	by any member or members present (in person or by proxy) representing not less than one-tenth of the total voting rights of all the members having the right to vote at the meeting; or

(d)
by a member or members present (in person or by proxy) holding shares in the Company conferring the right to vote at the meeting being shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total sum paid up on all the shares conferring that right.

63.	Taking of a poll

(a)
Save as provided in paragraph (b) of this Article, a poll shall be taken in such manner as the Chairman directs and he may appoint scrutineers (who need not be members) and fix a time and place for declaring the result of the poll. The result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

(b)
A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken either forthwith or at such time (not being more than thirty days after the poll is demanded) and place as the chairman of the meeting may direct. The demand for a poll shall not prevent the continuance of a meeting for the transaction of any business other than the question on which the poll was demanded. If a poll is demanded before the declaration of the result of a show of hands and the demand is duly withdrawn, the meeting shall continue as if the demand had not been made.

(c)
No notice need be given of a poll not taken forthwith if the time and place at which it is to be taken are announced at the meeting at which it is demanded. In any other case at least seven Clear Days’ notice shall be given specifying the time and place at which the poll is to be taken.

(d)
On a poll taken at a meeting of the Company or a meeting of any class of members of the Company, a member, whether present in person or by proxy, entitled to more than one vote need not, if he votes, use all his votes or cast all the votes he uses in the same way.

(e)
Subject to such requirements and restrictions as the Directors may specify, the Company may permit members to vote by correspondence in advance of a general meeting in respect of one or more of the resolutions proposed at a meeting. Where the Company permits members to vote by correspondence, it shall only count votes cast in advance by correspondence, where such votes are received at the address and before the date and time specified by the Company, provided the date and time is no more than 24 hours before the time at which the vote is to be concluded.

(f)
Subject to such requirements and restrictions as the Directors may specify, the Company may permit members who are not physically present at a meeting to vote by electronic means at the general meeting in respect of one or more of the resolutions proposed at a meeting.

(g)
Where a member requests a full account of a vote before or on the declaration of the result of a vote at a general meeting, then with respect to each resolution proposed at a general meeting the Company shall establish:-

(i)	the number of shares for which votes have been validly cast;

(ii)	the proportion of the Company’s issued share capital at close of business on the day before the meeting represented by those votes;

(iii)	the total number of votes validly cast, and

(iv)	the number of votes cast in favour of and against each resolution and, if counted, the number of abstentions.

(h)
Where no member requests a full account of the voting before or on the declaration of the result of a vote at a general meeting, it shall be sufficient for the Company to establish the voting results only to the extent necessary to ensure that the required majority is reached for each resolution. The Company shall ensure that a voting result established in accordance with this article is published on its internet site not later than the end of the fifteenth day after the date of the meeting at which the voting result was obtained.

64.	Votes of members

(a)
A person shall be entered on the Register by the Record Date specified in respect of a general meeting in order to exercise the right of a member to participate and vote at the general meeting and any change to an entry on the Register after the Record Date shall be disregarded in determining the right of any person to attend and vote at the meeting.

(b)
Votes may be given either personally or by proxy. Subject to any rights or restrictions for the time being attached to any class or classes of shares, on a show of hands every member present in person and every proxy shall have one vote, so, however, that no individual shall have more than one vote, and on a poll every member shall have one vote for every share carrying voting rights of which he is the Holder. On a poll a member entitled to more than one vote need not use all his votes or cast all the votes he uses in the same way.

65.	Voting by joint Holders

Where there are joint Holders of a share, the vote of the senior who tenders a vote, whether in person or by proxy, in respect of such share shall be accepted to the exclusion of the votes of the other joint Holders; and for this purpose seniority shall be determined by the order in which the names of the Holders stand in the Register in respect of the share.

66.	Voting by incapacitated Holders

A member of unsound mind, or in respect of whom an order has been made by any court having jurisdiction (whether in the State or elsewhere) in matters concerning mental disorder, may vote, whether on a show of hands or on a poll, by his committee, receiver, guardian or other person appointed by that court and any such committee, receiver, guardian or other person may vote by proxy on a show of hands or on a poll. Evidence to the satisfaction of the Directors of the authority of the person claiming to exercise the right to vote shall be received at the Office or at such other address as is specified in accordance with these Articles for the receipt of appointments of proxy, not less than forty-eight hours before the time appointed for holding the meeting or adjourned meeting at which the right to vote is to be exercised and in default the right to vote shall not be exercisable.

67.	Default in payment of calls

Unless the Directors otherwise determine, no member shall be entitled to vote at any general meeting or any separate meeting of the Holders of any class of shares in the Company, either in person or by proxy, or to exercise any privilege as a member in respect of any share held by him unless all moneys then payable by him in respect of that share have been paid.

68.	Restriction of voting rights

(a)
If at any time the Directors shall determine that a Specified Event (as defined in paragraph (f)) shall have occurred in relation to any share or shares the Directors may serve a notice to such effect on the Holder or Holders thereof. Upon the service of any such notice (in these Articles referred to as a “Restriction Notice”) no Holder or Holders of the share or shares specified in such Restriction Notice shall be entitled, for so long as such Restriction Notice shall remain in force, to attend or vote at any general meeting, either personally or by proxy.

(b)
A Restriction Notice shall be cancelled by the Directors as soon as reasonably practicable, but in any event not later than forty-eight hours, after the Holder or Holders concerned shall have remedied the default by virtue of which the Specified Event shall have occurred. A Restriction Notice shall automatically cease to have effect in respect of any share transferred upon registration of the relevant transfer provided that a Restriction Notice shall not cease to have effect in respect of any transfer where no change in the beneficial ownership of the share shall occur and for this purpose it shall be assumed that no such change has occurred where a transfer form in respect of the share is presented for registration having been stamped at a reduced rate of stamp duty by virtue of the transferor or transferee claiming to be entitled to such reduced rate as a result of the transfer being one where no beneficial interest passes.

(c)
The Directors shall cause a notation to be made in the Register against the name of any Holder or Holders in respect of whom a Restriction Notice shall have been served indicating the number of shares specified in such Restriction Notice and shall cause such notation to be deleted upon cancellation or cesser of such Restriction Notice.

(d)
Any determination of the Directors and any notice served by them pursuant to the provisions of this Article shall be conclusive as against the Holder or Holders of any share and the validity of any notice served by the Directors in pursuance of this Article shall not be questioned by any person.

(e)
If, while any Restriction Notice shall remain in force in respect of any Holder or Holders of any shares, such Holder or Holders shall be issued with any further shares as a result of such Holder or Holders not renouncing any allotment of shares made to him or them pursuant to a capitalisation issue under these Articles, the Restriction Notice shall be deemed also to apply to such Holder or Holders in respect of such further shares on the same terms and conditions as were applicable to the said Holder or Holders immediately prior to such issue of further shares.

(f)
For the purpose of these Articles the expression “Specified Event” in relation to any share shall mean the failure by the Holder or Holders thereof to pay any call or instalment of a call in the manner and at the time appointed for payment thereof.

69.	Time for objection to voting

No objection shall be raised to the qualification of any voter except at the meeting or adjourned meeting at which the vote objected to is tendered and every vote not disallowed at such meeting shall be valid. Any such objection made in due time shall be referred to the chairman of the meeting whose decision shall be final and conclusive.

70.	Appointment of proxy

(a)
Every member entitled to attend and vote at a general meeting may appoint a proxy or proxies to attend, speak,ask questions relating to items on the agenda subject to Section 134C of the Companies Act 1963, and vote on his behalf provided that, where a shareholder appoints more than one proxy in relation to a general meeting, each proxy must be appointed to exercise the rights attached to a different share or shares held by him or (as the case may be) a different €10, or multiple of €10, of stock held by him. The appointment of a proxy shall be in writing in any usual form or in any other form which the Directors may approve and shall be signed by or on behalf of the appointor. The signature on such appointment need not be witnessed. A body corporate may sign a form of proxy under its common seal, under the hand of a duly authorised officer thereof or in such other manner as the Directors may approve. A proxy need not be a member of the Company. A member shall be entitled to appoint a proxy by electronic means, to an address specified by the Company.

(b)
The Directors may send, at the expense of the Company, by post, electronic mail or otherwise, to the members forms for the appointment of a proxy (with or without stamped envelopes for their return) for use at any general meeting or at any class meeting, either in blank or nominating any one or more of the Directors or any other persons in the alternative. The proxy form must make provision for three- way voting on all resolutions intended to be proposed, other than resolutions which are merely procedural. If for the purpose of any meeting, invitations to appoint as proxy a person or one of a number of persons specified in the invitations are issued at the expense of the Company, such invitations shall be issued to all (and not to some only) of the members entitled to be sent a notice of the meeting and to vote thereat by proxy but the accidental omission to issue such invitations to, or the non-receipt of such invitations by, any member shall not invalidate the proceedings at any such meeting.

71.	Receipt of proxy appointment

Where the appointment of a proxy and any authority under which it is signed or a copy, certified notarially or in some other way approved by the Directors is to be received by the Company:-

(a)
in physical form it shall be deposited at the Office or (at the option of the member) at such other place or places (if any) as may be specified for that purpose in or by way of note to the notice convening the meeting

(b)	in electronic form, it may be so received where an address has been specified by the Company for the purpose of receiving electronic communications:-

(i)	in the notice convening the meeting; or

(ii)	in any appointment of proxy sent out by the Company in relation to the meeting; or

(iii)	in any invitation contained in an electronic communication to appoint a proxy issued by the Company in relation to the meeting;

provided that it is so received by the Company not less than forty-eight hours before the time appointed for the holding of the meeting or adjourned meeting or (in the case of a poll taken otherwise than at or on the same day as the meeting or adjourned meeting) for the taking of the poll at which it is to be used, and in default shall not be treated as valid or, in the case of a meeting which is adjourned to, or a poll which is to be taken on, a date which is less than seven days after the date of the meeting which was adjourned or at which the poll was demanded, it shall be sufficient if the appointment of proxy and any such authority and certification thereof as aforesaid is so received by the Company at the commencement of the adjourned meeting or the taking of the poll. An appointment of proxy relating to more than one meeting (including any adjournment thereof) having once been so received for the purposes of any meeting shall not require to be delivered, deposited or received again for the purposes of any subsequent meeting to which it relates.

72.	Uncertificated Proxy Instruction

Without limiting the foregoing, in relation to any shares which are held in uncertificated form, the Directors may from time to time permit appointments of a proxy to be made by means of an electronic communication in the form of an Uncertificated Proxy Instruction, (that is, a properly authenticated dematerialised instruction, and/or other instruction or notification, which is sent by means of the relevant system concerned and received by such participant in that system acting on behalf of the company as the Directors may prescribe, in such form and subject to such terms and conditions as may from time to time be prescribed by the Directors (subject always to the facilities and requirements of the relevant system concerned)); and may in a similar manner permit supplements to, or amendments or revocations of, any such

Uncertificated Proxy Instruction to be made by like means. The Directors may in addition prescribe the method of determining the time at which any such properly authenticated dematerialised instruction (and/or other instruction or notification) is to be treated as received by the company or such participant. The Directors may treat any such Uncertificated Proxy Instruction which purports to be or is expressed to be sent on behalf of a holder of a share as sufficient evidence of the authority of the person sending that instruction to send it on behalf of that holder.

73.	Rights and Obligations of a Proxy

A proxy shall have the right to exercise all or any of the rights of his appointor, or (where more than one proxy is appointed) all or any of the rights attached to the shares in respect of which he is appointed the proxy to attend, to demand or join in demanding a poll, to ask questions relating to items on the agenda subject to Section 134C of the Companies Act 1963, to speak and vote, at a general meeting of the Company. Unless his appointment provides otherwise, a proxy may vote or abstain at his discretion on any resolution put to the vote.
74.	Bodies corporate acting by representatives at meetings

Any body corporate which is a member, or a proxy for a member, of the Company may by resolution of its Directors or other governing body authorise such person or persons as it thinks fit to act as its representative or representatives at any meeting of the Company or of any class of members of the Company and the person so authorised shall be entitled to exercise the same powers on behalf of the body corporate which he represents as that body corporate could exercise if it were an individual member of the Company. Where a member appoints more than one representative in relation to a general meeting, each representative must be appointed to exercise the rights attached to a different share or shares held by the member or (as the case may be) a different €10, or multiple of €10, of stock held by the shareholder.

75.	Effect of revocation of proxy or of authorisation

A vote given or poll demanded in accordance with the terms of an appointment of proxy or a resolution authorising a representative to act on behalf of a body corporate shall be valid notwithstanding the death or insanity or winding up of the principal, or the revocation of the appointment of proxy or of the authority under which the proxy was appointed or of the resolution authorising the representative to act or transfer of the share in respect of which the proxy was appointed or the authorisation of the representative to act was given, provided that no intimation in writing (whether in electronic form or otherwise) of such death, insanity, winding up, revocation or transfer shall have been received by the Company at the Office at least one hour before the commencement of the meeting or adjourned meeting at which the appointment of proxy is used or at which the representative acts PROVIDED HOWEVER that where such intimation is given in electronic form it shall have been received by the Company at least 24 hours (or such lesser time as the Directors may specify) before the commencement of the meeting.

PART XII - DIRECTORS

76.	Number of Directors

Unless otherwise determined by Company in general meeting, the number of Directors shall not be more than ten nor less than two. The continuing Directors may act notwithstanding any vacancy in their body, provided that if the number of the Directors is reduced below the prescribed minimum the remaining Director or Directors shall appoint forthwith an additional Director or additional Directors to make up such minimum or shall convene a general meeting of the Company for the purpose of making such appointment. If there be no Director or Directors able or willing to act then any two shareholders may summon a general meeting for the purpose of appointing Directors. Any additional Director so appointed shall hold office (subject to the provisions of the Acts and these Articles) only until the conclusion of the annual general meeting of the Company next following such appointment unless he is re-elected during such meeting and he shall not retire by rotation at such meeting or be taken into account in determining the Directors who are to retire by rotation at such meeting.

77.	Share qualification

A Director shall not require a share qualification.

78.	Ordinary remuneration of Directors

The ordinary remuneration of the Directors shall be determined from time to time by an ordinary resolution of the Company and shall be divisible (unless such resolution shall provide otherwise) among the Directors as they may agree, or, failing agreement, equally, except that any Director who shall hold office for part only of the period in respect of which such remuneration is payable shall be entitled only to rank in such division for a proportion of the remuneration related to the period during which he has held office.

79.	Special remuneration of Directors

Any Director who holds any executive office (including for this purpose the office of Chairman or Deputy Chairman) or who serves on any committee, or who otherwise performs services which in the opinion of the Directors are outside the scope of the ordinary duties of a Director, may be paid such extra remuneration by way of salary, commission or otherwise as the Directors may determine.

80.	Expenses of Directors

The Directors may be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors or general meetings or separate meetings of the Holders of any class of shares or of debentures of the Company or otherwise in connection with the discharge of their duties.

81.	Alternate Directors

(a)
Any Director may appoint in writing (whether in electronic form or otherwise) under his hand any person (including another Director) to be his alternate provided always that no such appointment of a person other than a Director as an alternate shall be operative unless and until such appointment shall have been approved by resolution of the Directors. Any such authority may be sent by delivery, post, cable, telegram, telex, telefax, electronic mail or any other means of communication approved by the Directors and may bear a printed, facsimile, electronic, or advanced electronic signature of the Director giving such authority.

(b)
An alternate Director shall be entitled, subject to his giving to the Company an address within the State or the United Kingdom, to receive notices of all meetings of the Directors and of all meetings of committees of Directors of which his appointor is a member, to attend and vote at any such meeting at which the Director appointing him is not personally present and in the absence of his appointor to exercise all the powers, rights, duties and authorities of his appointor as a Director (other than the right to appoint an alternate hereunder).

(c)
Save as otherwise provided in these Articles, an alternate Director shall be deemed for all purposes to be a Director and shall alone be responsible for his own acts and defaults and he shall not be deemed to be the agent of the Director appointing him. The remuneration of any such alternate Director shall be payable out of the remuneration paid to the Director appointing him and shall consist of such portion of the last mentioned remuneration as shall be agreed between the alternate and the Director appointing him.

(d)
A Director may revoke at any time the appointment of any alternate appointed by him. If a Director shall die or cease to hold the office of Director the appointment of his alternate shall thereupon cease and determine but if a Director retires by rotation or otherwise but is reappointed or deemed to have been re-appointed at the meeting at which he retires, any appointment of an alternate Director made by him which was in force immediately prior to his retirement shall continue after his re-appointment.

(e)
Any appointment or revocation by a Director under this Article shall be effected by notice in writing (whether in electronic form or otherwise) given under his hand to the Secretary or deposited or received at the Office or in any other manner approved by the Directors.

PART XIII - POWERS OF DIRECTORS

82.	Directors’ powers

Subject to the provisions of the Acts, the Memorandum of Association of the Company and these Articles and to any directions by the members given by ordinary resolution, not being inconsistent with these Articles or with the Acts, the business of the Company shall be managed by the Directors who may do all such acts and things and exercise all the powers of the Company as are not by the Act or by these Articles required to be done or exercised by the Company in general meeting. No alteration of the Memorandum of Association of the Company or of these Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. The powers given by this Article shall not be limited by any special power given to the Directors by these Articles and a meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

83.	Power to delegate

Without prejudice to the generality of the last preceding Article, the Directors may delegate any of their powers to any managing Director or any Director holding any other executive office and to any committee consisting of one or more Directors together with such other persons (if any) as may be appointed to such committee by the Directors provided that a majority of the members of each committee appointed by the Directors shall at all times consist of Directors and that no resolution of any such committee shall be effective unless a majority of the members of the committee present at the meeting at which it was passed are Directors. Any such delegation may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and may be revoked. Subject to any such conditions, the proceedings of a committee with two or more members shall be governed by the provisions of these Articles regulating the proceedings of Directors so far as they are capable of applying.

84.	Appointment of attorneys

The Directors, from time to time and at any time by power of attorney under seal, may appoint any company, firm or person or fluctuating body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit. Any such power of attorney may contain such provisions for the protection of persons dealing with any such attorney as the Directors may think fit and may authorise any such attorney to sub-delegate all or any of the powers, authorities and discretions vested in him.

85.	Local management

Without prejudice to the generality of Article 83, the Directors may establish any committees, local boards or agencies for managing any of the affairs of the Company, either in the State or elsewhere, and may appoint any persons to be members of such committees, local boards or agencies and may fix their remuneration and may delegate to any committee, local board or agent any of the powers, authorities and discretions vested in the Directors with power to sub-delegate and any such appointment or delegation may be made upon such terms and subject to such conditions as the Directors may think fit, and the Directors may remove any person so appointed, and may annul or vary any such delegation, but no person dealing in good faith with any such committee, local board or agency, without notice of any such removal, annulment or variation shall be affected thereby.

86.	Borrowing powers

The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking property, assets and uncalled capital or any part thereof, and to issue debentures, debenture stock and other securities, whether outright or as collateral security for any debt, liability or obligation of the Company or of any third party.

87.	Execution of negotiable instruments

All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for moneys paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, by such person or persons and in such manner as the Directors shall determine from time to time by resolution.

PART XIV - APPOINTMENT AND RETIREMENT OF DIRECTORS

88.	Retirement by rotation

(a)
At each annual general meeting of the Company one-third of the Directors who are subject to retirement by rotation, or if their number is not three or a multiple of three then the number nearest to one-third, shall retire from office, but if there is only one Director who is subject to retirement by rotation then he shall retire provided that each Director shall present himself for re-election at least once every three years.

(b)
The Directors (including any Directors holding executive office pursuant to these Articles) to retire by rotation shall be those who have been longest in office since their last appointment or reappointment but as between persons who became or were last reappointed Directors on the same day those to retire shall be determined (unless they otherwise agree among themselves) by lot.

(c)
Subject to Article 91 a Director who retires at an annual general meeting may be reappointed, if willing to act. If he is not reappointed (or deemed to be reappointed pursuant to these Articles) he shall retain office until the meeting appoints someone in his place or, if it does not do so, until the end of the meeting.

(d)
Without prejudice to the generality of the foregoing a Director of the Company shall vacate his office at the conclusion of the annual general meeting commencing next after he attains the age of 70; but acts done by a person as Director are valid notwithstanding that it is afterwards discovered that his appointment had been terminated under these provisions.

89.	Deemed reappointment

If the Company, at the meeting at which a Director retires by rotation, does not fill the vacancy then, subject to Article 91, the retiring Director, if willing to act, shall be deemed to have been re-appointed, unless at the meeting it is resolved not to fill the vacancy or a resolution for the reappointment of the Director is put to the meeting and lost.

90.	Eligibility for appointment

No person other than a Director retiring by rotation shall be appointed a Director at any general meeting unless he is recommended by the Directors or, not less than seven nor more than thirty Clear Days before the date appointed for the meeting, notice executed by a member qualified to vote at the meeting has been given to the Company of the intention to propose that person for appointment stating the particulars which would be required, if he were so appointed, to be included in the Company’s register of Directors together with notice executed by that person of his willingness to be appointed.

No person shall be capable of being appointed (or re-appointed) a Director of the Company if at the time of his appointment he has attained the age of 70.

91.	Appointment of additional Directors

Subject as aforesaid, the Company by ordinary resolution may appoint a person to be a Director either to fill a vacancy or as an additional Director and may also determine the rotation in which any additional Directors are to retire.

The Directors may appoint a person who is willing to act to be a Director, either to fill a vacancy or as an additional Director, provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with these Articles as the maximum number of Directors. A Director so appointed shall hold office only until the next following annual general meeting and shall not be taken into account in determining the Directors who are to retire by rotation at the meeting. If not re-appointed at such annual general meeting, such Director shall vacate office at the conclusion thereof.

PART XV - DISQUALIFICATION AND REMOVAL OF DIRECTORS

92.	Disqualification of Directors

The office of a Director shall be vacated ipso facto if:-

(a)	he is restricted or disqualified from acting as a director of any company under the provisions of Part VII of the 1990 Act;

(b)	he becomes bankrupt or makes any arrangement or composition with his creditors generally;

(c)	in the opinion of a majority of his co-Directors, he becomes incapable by reason of mental disorder of discharging his duties as a Director;

(d)	(not being a Director holding for a fixed term an executive office in his capacity as a Director) he resigns his office by notice to the Company;

(e)	he is convicted of an indictable offence, unless the Directors otherwise determine;

(f)
he shall have been absent for more than six consecutive months without permission of the Directors from meetings of the Directors held during that period and his alternate Director (if any) shall not have attended any such meeting in his place during such period, and the Directors pass a resolution that by reason of such absence he has vacated office;

(g)	he is required in writing (whether in electronic form or otherwise) by all his co-Directors to resign.

93.	Removal of Directors

The Company, by ordinary resolution of which extended notice has been given in accordance with the provisions of the Acts, may remove any Director before the expiry of his period of office notwithstanding anything in these Articles or in any agreement between the Company and such Director and may, if thought fit, by ordinary resolution appoint another Director in his stead. The person appointed shall be subject to retirement at the same time as if he had become a Director on the date on which the Director in whose place he is appointed was last appointed a Director. Nothing in this Article shall be taken as depriving a person removed hereunder of compensation or damages payable to him in respect of the termination of his appointment as Director or of any appointment terminating with that of Director.

PART XVI - DIRECTORS’ OFFICES AND INTERESTS

94.	Executive offices

(a)
The Directors may appoint one or more of their body to the office of Managing Director or Joint Managing Director or to any other executive office under the Company (including, where considered appropriate, the office of the Chairman) on such terms and for such period as they may determine and, without prejudice to the terms of any contract entered into in any particular case, may revoke any such appointment at any time.

(b)
A Director holding any such executive office shall receive such remuneration, whether in addition to or in substitution for his ordinary remuneration as a Director and whether by way of salary, commission, participation in profits or otherwise or partly in one way and partly in another, as the Directors may determine.

(c)
The appointment of any Director to the office of Chairman or Managing or Joint Managing Director shall determine automatically if he ceases to be a Director but without prejudice to any claim for damages for breach of any contract of service between him and the Company.

(d)
The appointment of any Director to any other executive office shall not determine automatically if he ceases from any cause to be a Director unless the contract or resolution under which he holds office shall expressly state otherwise, in which event such determination shall be without prejudice to any claim for damages for breach of any contract of service between him and the Company.

(e)
A Director may hold any other office or place of profit under the Company (except that of Auditor) in conjunction with his office of Director, and may act in a professional capacity to the Company, on such terms as to remuneration and otherwise as the Directors shall arrange.

95.	Directors’ interests

(a)	Subject to the provisions of the Acts, and provided that he has disclosed to the Directors the nature and extent of any material interest of his, a Director notwithstanding his office:-

(i)
may be a party to, or otherwise interested in, any transaction or arrangement with the Company or any subsidiary or associated company thereof or in which the Company or any subsidiary or associated company thereof is otherwise interested;

(ii)
may be a Director or other officer of, or employed by, or a party to any transaction or arrangement with, or otherwise interested in, any body corporate promoted by the Company or in which the Company or any subsidiary or associated company thereof is otherwise interested; and

(iii)
shall not be accountable, by reason of his office, to the Company for any benefit which he derives from any such office or employment or from any such transaction or arrangement or from any interest in any such body corporate and no such transaction or arrangement shall be liable to be avoided on the ground of any such interest or benefit.

(b)
No Director or intending Director shall be disqualified by his office from contracting with the Company either as vendor, purchaser or otherwise, nor shall any such contract or any contract or arrangement entered into by or on behalf of the other Company in which any Director shall be in any way interested be avoided nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or arrangement by reason of such Director holding that office or of the fiduciary relationship thereby established. The nature of a Director’s interest must be declared by him at the meeting of the Directors at which the question of entering into the contract or arrangement is first taken into consideration, or if the Director was not at the date of that meeting interested in the proposed contract or arrangement at the next meeting of the Directors held after he became so interested, and in a case where the Director becomes interested in a contract or arrangement after it is made at the first meeting of the Directors held after he becomes so interested.

(c)
A copy of every declaration made and notice given under this Article shall be entered within three days after the making or giving thereof in a book kept for this purpose. Such book shall be open for inspection without charge by any Director, Secretary, Auditor or member of the Company at the Office and shall be produced at every general meeting of the Company and at any meeting of the Directors if any Director so requests in sufficient time to enable the book to be available at the meeting.

(d)	For the purposes of this Article:-

(i)
a general notice given to the Directors that a Director is to be regarded as having an interest of the nature and extent specified in the notice in any transaction or arrangement in which a specified person or class of persons is interested shall be deemed to be a disclosure that the Director has an interest in any such transaction of the nature and extent so specified; and

(ii)	an interest of which a Director has no knowledge and of which it is unreasonable to expect him to have knowledge shall not be treated as an interest of his.

96.	Restriction on Directors’ voting

(a)
Save as otherwise provided by these Articles, a Director shall not vote at a meeting of the Directors or a committee of Directors on any resolution concerning a matter in which he has, directly or indirectly, an interest which is material or a duty which conflicts or may conflict with the interests of the Company. A Director shall not be counted in the quorum present at a meeting in relation to any such resolution on which he is not entitled to vote.

(b)
A Director shall be entitled (in the absence of some other material interest than is indicated below) to vote (and be counted in the quorum) in respect of any resolutions concerning any of the following matters, namely:-

(i)
the giving of any security, guarantee or indemnity to him in respect of money lent by him to the Company or any of its subsidiary or associated companies or obligations incurred by him at the request of or for the benefit of the Company or any of its subsidiary or associated companies;

(ii)
the giving of any security, guarantee or indemnity to a third party in respect of a debt or obligation of the Company or any of its subsidiary or associated companies for which he himself has assumed responsibility in whole or in part and whether alone or jointly with others under a guarantee or indemnity or by the giving of security;

(iii)
any proposal concerning any offer of shares or debentures or other securities of or by the Company or any of its subsidiary or associated companies for subscription, purchase or exchange in which offer he is or is to be interested as a participant in the underwriting or sub-underwriting thereof;

(iv)
any proposal concerning any other company in which he is interested, directly or indirectly and whether as an officer or shareholder or otherwise howsoever, provided that he is not the Holder of or beneficially interested in 1% or more of the issued shares of any class of such company or of the voting rights available to members of such company (or of a third company through which his interest is derived) (any such interest being deemed for the purposes of this Article to be a material interest in all circumstances);

(v)
any proposal concerning the adoption, modification or operation of a superannuation fund or retirement benefits scheme under which he may benefit and which has been approved by or is subject to and conditional upon approval for taxation purposes by the appropriate Revenue authorities;

(vi)
any proposal concerning the adoption, modification or operation of any scheme for enabling employees (including full time executive Directors) of the Company and/or any subsidiary thereof to acquire shares in the Company or any arrangement for the benefit of employees of the Company or any of its subsidiaries under which the Director benefits or may benefit;

(vii)	any proposal concerning the giving of any indemnity pursuant to Article 136 or the discharge of the cost of any insurance cover purchased or maintained pursuant to Article 98.

(c)
Where proposals are under consideration concerning the appointment (including fixing or varying the terms of appointment) of two or more Directors to offices or employments with the Company or any company in which the Company is interested, such proposals may be divided and considered in relation to each Director separately and in such case each of the Directors concerned (if not debarred from voting under sub-paragraph (b) (iv) of this Article) shall be entitled to vote (and be counted in the quorum) in respect of each resolution except that concerning his own appointment.

(d)
If a question arises at a meeting of Directors or of a committee of Directors at to the materiality of a Director’s interest or as to the right of any Director to vote and such question is not resolved by his voluntarily agreeing to abstain from voting, such question may be referred, before the conclusion of the meeting, to the chairman of the meeting and his ruling in relation to any Director other than himself shall be final and conclusive.

(e)
For the purposes of this Article, an interest of a person who is the spouse or a minor child of a Director shall be treated as an interest of the Director and in relation to an alternate Director, an interest of his appointor shall be treated as an interest of the alternate Director.

(f)	The Company by ordinary resolution may suspend or relax the provisions of this Article to any extent or ratify any transaction not duly authorised by reason of a contravention of this Article.

97.	Entitlement to grant pensions

The Directors may provide benefits, whether by way of pensions, gratuities or otherwise, for any Director, former Director or other officer or former officer of the Company or to any person who holds or has held any employment with the Company or with any body corporate which is or has been a subsidiary or associated company of the Company or a predecessor in business of the Company or of any such subsidiary or associated company and to any member of his family or any person who is or was dependent on him and may set up, establish, support, alter, maintain and continue any scheme for providing all or any such benefits and for such purposes any Director accordingly may be, become or remain a member of, or rejoin, any scheme and receive or retain for his own benefit all benefits to which he may be or become entitled thereunder. The Directors may pay out of the funds of the Company any premiums, contributions or sums payable by the Company under the provisions of any such scheme in respect of any of the persons or class of persons above referred to who are or may be or become members thereof.

Subject to the provisions of Article 136, the Directors shall have the power to purchase and maintain insurance for or for the benefit of any persons who are or were at any time directors, officers or employees of the Company, or of any other company which is its holding company or in which the Company or such holding company has any interest, whether direct or indirect, or which is in any way allied to or associated with the Company, or of any subsidiary undertaking of the Company or any such other company, or who are or were at any time trustees of any pension fund in which employees of the Company, or any other company or such subsidiary undertaking are interested, including (without prejudice to the generality of the foregoing) insurance against any liability incurred by such persons in respect of any act or omission when in the actual or purported execution or discharge of their duties or in the exercise or purported exercise of their powers or otherwise in relation to their duties, powers or offices in relation to the Company or any such other company, subsidiary undertaking or pension fund.

PART XVII - PROCEEDINGS OF DIRECTORS

98.	Convening and regulation of Directors’ meetings

(a)
Subject to the provisions of these Articles, the Directors may regulate their proceedings as they think fit. A Director may, and the Secretary at the request of a Director shall, call a meeting of the Directors. Any Director may waive notice of any meeting and any such waiver may be retrospective. If the Directors so resolve, it shall not be necessary to give notice of a meeting of Directors to any Director or alternate Director who, being a resident of the State, is for the time being absent from the State.

(b)
Notice of a meeting of the Directors or any other notice required to be given to, or given by, a Director shall be deemed to be duly given to, or by a Director if it is given to him personally or by word of mouth or sent in writing by delivery, post, cable, telegram, telex, telefax, electronic mail or any other means of communication approved by the Directors to him at his last known address or any other address given by him to the Company for this purpose.

99.	Quorum for Directors’ meetings

(a)
The quorum for the transaction of the business of the Directors may be fixed by the Directors and unless so fixed at any other number shall be two. A person who holds office only as an alternate Director shall, if his appointer is not present, be counted in the quorum but notwithstanding that such person may act as alternate Director for more than one Director he shall not count as more than one for the purposes of determining whether a quorum is present.

(b)
The continuing Directors or a sole Director may act notwithstanding any vacancies in their number but if the number of Directors is less than the number fixed as the quorum, they may act only for the purpose of filling vacancies or of calling a general meeting.

100.	Voting at Directors’ meetings

(a)	Questions arising at any meeting of Directors shall be decided by a majority of votes. Where there is an equality of votes, the chairman of the meeting shall have a second or casting vote.

(b)
Subject as hereinafter provided, each Director present and voting shall have one vote and in addition to his own vote shall be entitled to one vote in respect of each other Director not present at the meeting who shall have authorised him in respect of such meeting to vote for such other director in his absence. Any such authority may relate generally to all meetings of the Directors or to any specified meeting or meetings and must be in writing and may be sent by delivery, post, cable, telegram, telex, telefax, electronic mail or any other means of communication approved by the Directors and may bear a printed, facsimile, electronic or advanced electronic signature of the Director giving such authority. The authority must be delivered to the Secretary for filing prior to or must be produced at the first meeting at which a vote is to be cast pursuant thereto provided that no Director shall be entitled to any vote at a meeting on behalf of another Director pursuant to the paragraph if the other Director shall have appointed an alternate Director and that alternate Director is present at the meeting at which the Director proposes to vote pursuant to this paragraph.

101.	Telecommunication meetings

Any Director or alternate Director may participate in a meeting of the Directors or any committee of the Directors by means of conference telephone or other telecommunications equipment by means of which all persons participating in the meeting can hear each other speak and such participation in a meeting shall constitute presence in person at the meeting.

102.	Chairman of the board of Directors

Subject to any appointment to the office of Chairman made pursuant to these Articles, the Directors may elect a chairman of their meetings and determine the period for which he is to hold office, but if no such chairman is elected or if at any meeting the chairman is unwilling to act or is not present within five minutes after the time appointed for holding the same the Directors present may choose one of their number to be chairman of the meeting.

103.	Validity of acts of Directors

All acts done by any meeting of the Directors or of a committee of Directors or by any person acting as a Director, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director or person acting as aforesaid, or that they or any of them were disqualified from holding office or had vacated office, shall be as valid as if every such person had been duly appointed and was qualified and had continued to be a Director and had been entitled to vote.

104.	Directors’ resolutions or other documents in writing

A resolution or other document in writing (in electronic form or otherwise) signed (whether by electronic signature, advanced electronic signature or otherwise as approved by the Directors) by all the Directors entitled to receive notice of a meeting of Directors or of a committee of Directors shall be as valid as if it had been passed at a meeting of Directors or (as the case may be) a committee of Directors duly convened and held and may consist of several documents in the like form each signed by one or more Directors, and such resolution or other document or documents when duly signed may be delivered or transmitted (unless the Directors shall otherwise determine either generally or in any specific case) by facsimile transmission, electronic mail or some other similar means of transmitting the contents of documents. A resolution or other documents signed (whether by electronic signature, advanced electronic signature or otherwise as approved by the Directors) by an alternate Director need not also be signed by his appointor and, if it is signed by a Director who has appointed an alternate Director, it need not be signed by the alternate Director in that capacity.

PART XVIII - THE SECRETARY

105.	Appointment of secretary

The Secretary shall be appointed by the Directors for such terms, at such remuneration and upon such conditions as they may think fit and any Secretary so appointed may be removed by them. Anything required or authorised by the Acts or these Articles to be done by the Secretary may be done, if the office is vacant or there is for any other reason no Secretary readily available and capable of acting, by or to any assistant or acting secretary readily available and capable of acting, by or to any officer of the Company authorised generally or specially in that behalf by the Directors: Provided that any provision of the Acts or these Articles requiring or authorising a thing to be done by or to a Director and the Secretary shall not be satisfied by its being done by or to the same person acting both as a Director and as, or in the place of, the Secretary.

PART XIX - THE SEAL

106.	Use of Seal

The Directors shall ensure that the Seal (including any official securities seal kept pursuant to the Acts) shall be used only by the authority of the Directors or of a committee authorised by the Directors.

107.	Seal for use abroad

The Company may exercise the powers conferred by the Acts with regard to having an official seal for use abroad and such powers shall be vested in the Directors.

108.	Signature of sealed instruments

(a)
Every instrument to which the Seal shall be affixed shall be signed by a Director and shall also be signed by the Secretary or by a second Director or by some other person appointed by the Directors for the purpose save that as regards any certificates for shares or debentures or other securities of the Company the Directors may determine by resolution that such signatures or either of them shall be dispensed with, or be printed thereon or affixed thereto by some method or system of mechanical signature provided that in any such case the certificate to be sealed shall have been approved for sealing by the Secretary or by the registrar of the Company or by the Auditors or by some other person appointed by the Directors for this purpose in writing (and, for the avoidance of doubt, it is hereby declared that it shall be sufficient for approval to be given and/or evidenced either in such manner (if any) as may be approved by or on behalf of the Directors or by having certificates initialled before sealing or by having certificates presented for sealing accompanied by a list thereof which has been initialled).

(b)
For the purposes of this Article 109, any instrument in electronic form to which the seal is required to be affixed, shall be sealed by means of an advanced electronic signature based on a qualified certificate of a Director and the Secretary or of a second Director or by some other person appointed by the Directors for the purpose.

PART XX - DIVIDENDS AND RESERVES

109.	Declaration of dividends

Subject to the provisions of the Acts, the Company by ordinary resolution may declare dividends in accordance with the respective rights of the members, but no dividend shall exceed the amount recommended by the Directors.

110.	Interim and fixed dividends

Subject to the provisions of the Acts, the Directors may declare and pay interim dividends if it appears to them that they are justified by the profits of the Company available for distribution. If the share capital is divided into different classes, the Directors may declare and pay interim dividends on shares which confer deferred or non-preferred rights with regard to dividend as well as on shares which confer preferential rights with regard to dividend, but subject always to any restrictions for the time being in force (whether under these Articles, under the terms of issue of any shares or under any agreement to which the Company is a party, or otherwise) relating to the application, or the priority of application, of the Company’s profits available for distribution or to the declaration or as the case may be the payment of dividends by the Company. Subject as aforesaid, the Directors may also pay at intervals settled by them any dividend payable at a fixed rate if it appears to them that the profits available for distribution justify the payment. Provided the Directors act in good faith they shall not incur any liability to the Holders of shares conferring preferred rights for any loss they may suffer by the lawful payment of an interim dividend on any shares having deferred or non-preferred rights.

111.	Payment of dividends

(a)
Except as otherwise provided by the rights attached to shares, all dividends shall be declared and paid according to the amounts paid up on the shares on which the dividend is paid. Subject as aforesaid, all dividends shall be apportioned and paid proportionately to the amounts paid or credited as paid on the shares during any portion or portions of the period in respect of which the dividend is paid; but, if any share is issued on terms providing that it shall rank for dividend as from a particular date, such share shall rank for dividend accordingly. For the purposes of this Article, no amount paid on a share in advance of calls shall be treated as paid on a share.

(b)	If several persons are registered as joint Holders of any share, any one of them may give effectual receipts for any dividend or other moneys payable on or in respect of the share.

112.	Deductions from dividends

The Directors may deduct from any dividend or other moneys payable to any member in respect of a share any moneys presently payable by him to the Company in respect of that share.

113.	Dividends in specie

A general meeting declaring a dividend may direct, upon the recommendation of the Directors, that it shall be satisfied wholly or partly by the distribution of assets (and, in particular, of paid up shares, debentures or debenture stock of any other company or in any one or more of such ways) and the Directors shall give effect to such resolution. Where any difficulty arises in regard to the distribution, the Directors may settle the same as they think expedient and in particular may issue fractional certificates and fix the value for distribution of such specific assets or any part thereof in order to adjust the rights of all the parties and may determine that cash payments shall be made to any members upon the footing of the value so fixed and may vest any such specific assets in trustees.

114.	Payment of dividends by post

Any dividend or other moneys payable in respect of any share may be paid by cheque or warrant sent by post, at the risk of the person or persons entitled thereto, to the registered address of the Holder or, where there are joint Holders, to the registered address of that one of the joint Holders who is first name on the Register or to such person and to such address as the Holder or joint Holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent and payment of the cheque or warrant shall be a good discharge to the Company. Any joint Holder or other person jointly entitled to a share as aforesaid may give receipts for any dividend or other moneys payable in respect of the share. Any such dividend or other distribution may also be paid by any other method (including payment in a currency other than Irish pounds, electronic funds transfer, direct debit and bank transfer) which the Directors consider appropriate and any member who elects for such method of payment shall be deemed to have accepted all of the risks inherent therein. The debiting of the Company’s account in respect of the relevant amount shall be evidence of good discharge of the Company’s obligations in respect of any payment made by any such methods.

115.	Dividends not to bear interest

No dividend or other moneys payable in respect of a share shall bear interest against the Company unless otherwise provided by the rights attached to the shares.

116.	Payment to Holders on a particular date

Any resolution declaring a dividend on shares of any class, whether a resolution of the Company in general meeting or a resolution of the Directors, may specify that the same may be payable to the persons registered as the Holders of such shares at the close of business on a particular date, notwithstanding that it may be a date prior to that on which the resolution is passed, and thereupon the dividend shall be payable to them in accordance with their respective holdings so registered, but without prejudice to the rights inter se of transferors and transferees of any such shares in respect of such dividend. The provisions of this Article shall apply, mutatis mutandis, to capitalisations to be effected in pursuance of these Articles. Any dividend, interest or other sum payable which remains unclaimed for one year after having been declared may be invested or otherwise made use of by the Directors for the benefit of the Company until claimed.

117.	Unclaimed dividends

If the Directors so resolve, any dividend which has remained unclaimed for twelve years from the date of its declaration shall be forfeited and cease to remain owing by the Company. The payment by the Directors of any unclaimed dividend or other moneys payable in respect of a share into a separate account shall not constitute the Company a trustee in respect thereof.

118.	Reserves

Before recommending any dividend, whether preferential or otherwise, the Directors may carry to reserve out of the profits of the Company such sums as they think proper. All sums standing to reserve may be applied from time to time at the discretion of the Directors for any purpose to which the profits of the Company may be properly applied and at the like discretion may be either employed in the business of the Company or invested in such investments as the Directors may lawfully determine. The Directors may divide the reserve into such special funds as they think fit and may consolidate into one fund any special funds or any parts of any special funds into which the reserve may have been divided as they may lawfully determine. Any sum which the Directors may carry to reserve out of the unrealised profits of the Company shall not be mixed with any reserve to which profits available for distribution have been carried. The Directors may also carry forward, without placing the same to reserve, any profits which they may think it prudent not to divide.

PART XXI - ACCOUNTS

119.	Accounts

(a)	The Directors shall cause to be kept proper books of account, whether in the form of documents, electronic form or otherwise, that:-

(i)	correctly record and explain the transactions of the Company;

(ii)	will at any time enable the financial position of the Company to be determined with reasonable accuracy;

(iii)	will enable the Directors to ensure that any balance sheet, profit and loss account or income and expenditure account of the Company complies with the requirements of the Acts; and

(iv)	will enable the accounts of the Company to be readily and properly audited.

Books of account shall be kept on a continuous and consistent basis and entries therein shall be made in a timely manner and be consistent from year to year. Proper books of account shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

The Company may send by post, electronic mail or any other means of electronic communication a summary financial statement to its shareholders or persons nominated by any member. The Company may meet, but shall be under no obligation to meet, any request from any of its members to be sent additional copies of its full report and accounts or summary financial statement or other communications with its members.

(b)
The books of account shall be kept at the Office or, subject to the provisions of the Acts, at such other place as the Directors think fit and shall be open at all reasonable times to the inspection of the Directors.

(c)
The Directors shall determine from time to time whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of members, not being Directors. No member (not being a director) shall have any right of inspecting any account or book or document of the Company except as conferred by the Acts or authorised by the Directors or by the Company in general meeting.

(d)
In accordance with the provisions of the Acts, the Directors shall cause to be prepared and to be laid before the annual general meeting of the Company from time to time such profit and loss accounts, balance sheets, group accounts and reports as are required by the Acts to be prepared and laid before such meeting.

(e)
A copy of every balance sheet (including every document required by law to be annexed thereto) which is to be laid before the annual general meeting of the Company together with a copy of the Directors’ report and Auditors’ report shall be sent, by post, electronic mail or any other means of electronic communication not less than twenty-one Clear Days before the date of the annual general meeting, to every person entitled under the provisions of the Acts to receive them provided that in the case of those documents sent by electronic mail or any other means of electronic communication, such documents shall be sent with the consent of the recipient, to the address of the recipient notified to the Company by the recipient for such purposes and the required number of copies of these documents shall be forwarded at the same time to the appropriate section of The Stock Exchange.

(f)	Auditors shall be appointed and their duties regulated in accordance with the Acts.

PART XXII - CAPITALISATION OF PROFITS OR RESERVES

120.	Capitalisation of distributable profits and reserves

(a)
Without prejudice to any powers conferred on the Directors by these Articles, the Company in general meeting may resolve, upon the recommendation of the Directors, that any sum for the time being standing to the credit of any of the Company’s reserves (including any capital redemption reserve fund or share premium account) or to the credit of the profit and loss account be capitalised and applied on behalf of the members who would have been entitled to receive that sum if it had been distributed by way of dividend and in the same proportions either in or towards paying up amounts for the time being unpaid on any shares held by them respectively, or in paying up in full unissued shares or debentures of the Company of a nominal amount equal to the sum capitalised (such shares or debentures to be allotted and distributed credited as fully paid up to and amongst such Holders in the proportions aforesaid) or partly in one way and partly in another, so, however, that the only purposes for which sums standing to the credit of the capital redemption reserve fund or the share premium account shall be applied shall be those permitted by the Acts.

(b)
The Directors may from time to time at their discretion, subject to the provisions of the Acts and, in particular, to their being duly authorised pursuant to Section 20 of the Companies (Amendment) Act, 1983 to allot the relevant shares, to offer to Holders of Ordinary Shares the right to elect to receive in lieu of any dividend or proposed dividend or part thereof an allotment of additional Ordinary Shares credited as fully paid. In any such case the following provisions shall apply:-

(i)
The basis of allotment shall be determined by the Directors so that, as nearly as may be considered convenient in the Directors’ absolute discretion, the value (calculated by reference to the average quotation) of the additional Ordinary Shares (excluding any fractional entitlement) to be allotted in lieu of any amount of dividend shall equal such amount. For such purpose the “average quotation” of an Ordinary Share shall be the average of the five amounts resulting from determining whichever of the following ((A), (B) or (C) specified below) in respect of Ordinary Shares shall be appropriate for each of the first five business days on which Ordinary Shares are quoted “ex” the relevant dividend and as determined from the information published in the Irish Stock Exchange Daily Official List reporting the business done on each of these five business days:-

(A)	if there shall be more than one dealing reported for the day, the average of the prices at which such dealings took place; or

(B)	if there shall be only one dealing reported for the day, the price at which such dealing took place; or

(C)	if there shall not be any dealing reported for the day, the average of the closing bid and offer prices for the day;

and if there shall be only a bid (but not an offer) or an offer (but not a bid) price reported, or if there shall not be any bid or offer price reported, for any particular day then that day shall not count as one of the said five business days for the purposes of determining the average quotation. If the means of providing the foregoing information as to dealings and prices by reference to which the average quotation is to be determined is altered or is replaced by some other means, then the average quotation shall be determined on the basis of the equivalent information published by the relevant authority in relation to dealings on the Irish Stock Exchange or its equivalent.

(ii)
The Directors shall give notice in writing (whether in electronic form or otherwise) to Holders of Ordinary Shares of the right of election offered to them and shall send with or following such notice forms of election and specify the procedure to be followed and the place at which, and the latest date and time by which, duly completed forms of election must be lodged in order to be effective. The Directors may also issue forms under which Holders may elect in advance to receive new Ordinary Shares instead of dividends in respect of future dividends not yet declared (and, therefore, in respect of which the basis of allotment shall not yet have been determined).

(iii)
The dividend (or that part of the dividend in respect of which a right of election has been offered) shall not be payable on Ordinary Shares in respect of which the right of election as aforesaid has been duly exercised (the “Subject Ordinary Shares”) and in lieu thereof additional Ordinary Shares (but not any fraction of a share) shall be allotted to the Holders of the Subject Ordinary Shares on the basis of allotment determined aforesaid and for such purpose the Directors shall capitalise, out of such of the sums standing to the credit of any of the Company’s reserves (including any capital redemption reserve fund or share premium account) or to the credit of the profit and loss account as the Directors may determine, a sum equal to the aggregate nominal amount of additional Ordinary Shares to be allotted on such basis and apply the same in paying up in full the appropriate number of unissued Ordinary Shares for allotment and distribution to and amongst the Holders of the Subject Ordinary Shares on such basis.

(iv)
The additional Ordinary Shares so allotted shall rank pari passu in all respects with the fully-paid Ordinary Shares then in issue save only as regards participation in the relevant dividend or share election in lieu.

(v)
The Directors may do all acts and things considered necessary or expedient to give effect to any such capitalisation with full power to the Directors to make such provisions as they think fit where shares would otherwise have been distributable in fractions (including provisions whereby, in whole or in part, fractional entitlements are disregarded and the benefit of fractional entitlements accrues to the Company rather than to the Holders concerned). The Directors may authorise any person to enter on behalf of all the Holders interested into an agreement with the Company providing for such capitalisation and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.

(vi)
The Directors may on any occasion determine that rights of election shall not be offered to any Holders of Ordinary Shares who are citizens or residents of any territory where the making or publication of an offer of rights of election or any exercise of rights of election or any purported acceptance of the same would or might be unlawful, and in such event the provisions aforesaid shall be read and construed subject to such determination.

(vii)
If it appears to the Directors that in relation to any Person (as defined in Article 11) the limitations set out in paragraph (b) of Article 11 may be exceeded as a result of the exercise or deemed exercise of any right of election as aforesaid, any such election or deemed election and any allotment made on foot thereof shall be void and the Directors shall reject any such purported election or deemed election by the relevant Person to receive an allotment of additional Ordinary Shares in lieu of dividend as aforesaid. In any such event the provisions of this paragraph (b) shall be read and construed subject to the provisions of Article 11 and the Directors shall do all acts and things considered necessary or expedient to give effect to Article 11 including, without limitation, paying the full dividend in question to the Person concerned and refusing to allot or issue any Ordinary Shares to which such Person would otherwise have been entitled and cancelling any purported allotment and entries in the Register which may have been made on foot of any such purported election or deemed election as aforesaid.

121.	Capitalisation of non-distributable profits and reserves

Without prejudice to any powers conferred on the Directors as aforesaid, the Company in general meeting may resolve, on the recommendation of the Directors, that it is desirable to capitalise any part of the amount for the time being standing to the credit of any of the Company’s reserve accounts or to the credit of the profit and loss account which is not available for distribution by applying such sum in paying up in full unissued shares to be allotted as fully paid bonus shares to those members of the Company who would have been entitled to that sum if it were distributable and had been distributed by way of dividend (and in the same proportions) and the Directors shall give effect to such resolution.

122.	Implementation of capitalisation issues

Whenever such a resolution is passed in pursuance of either of the two immediately preceding Articles the Directors shall make all appropriations and applications of the undivided profits resolved to be capitalised thereby and all allotments and issues of fully paid shares or debentures, if any, and generally shall do all acts and things required to give effect thereto with full power to the Directors to make such provisions as they shall think fit for the case of shares or debentures becoming distributable in fractions (and, in particular, without prejudice to the generality of the foregoing, either to disregard such fractions or to sell the shares or debentures represented by such fractions and distribute the net proceeds of such sale to and for the benefit of the Company or to and for the benefit of the members otherwise entitled to such fractions in due proportions) and to authorise any person to enter on behalf of all the members concerned into an agreement with the Company providing for the allotment to them respectively, credited as fully paid up, of any further shares or debentures to which they may become entitled on such capitalisation or, as the case may be require, for the payment up by the application thereto of their respective proportions of the profits resolved to be capitalised of the amounts remaining unpaid on their existing shares and any agreement made under such authority shall be binding on all such members.

PART XXIII - NOTICES

123.	Notices in writing

Any notice to be given, served or delivered pursuant to these Articles shall be in writing (whether in electronic form or otherwise).

124.	Service of notices

(a)	A notice or document (including a share certificate) to be given, served or delivered in pursuance of these Articles may be given to, served on or delivered to any member by the Company:

(i)	by handing same to him or his authorised agent;

(ii)	by leaving the same at his registered address;

(iii)	by sending the same by the post in a pre-paid cover addressed to him at his registered address; or

(iv)
by sending, with the consent of the member, the same by means of electronic mail or other means of electronic communication approved by the Directors, with the consent of the member, to the address of the member notified to the Company by the member for such purpose (or if not so notified, then to the address of the member last known to the Company).

(b)
Where a notice or document is given, served or delivered pursuant to sub paragraph (a) (i) or (ii) of this Article, the giving, service or delivery thereof shall be deemed to have been effected at the time the same was handed to the member or his authorised agent, or left at his registered address (as the case may be).

(c)
Where a notice or document is given, served or delivered pursuant to sub- paragraph (a) (iii) of this Article, the giving, service or delivery thereof shall be deemed to have been effected at the expiration of twenty-four hours after the cover containing it was posted. In proving service or delivery it shall be sufficient to prove that such cover was properly addressed, stamped and posted.

(d)
Where a notice or document is given, served or delivered pursuant to sub- paragraph (a)(iv) of this Article, the giving, service or delivery thereof shall be deemed to have been effected at the expiration of 12 hours after despatch.

(e)
Every legal personal representative, committee, receiver, curator bonis or other legal curator, assignee in bankruptcy, examiner, or liquidator of a member shall be bound by a notice given as aforesaid if sent to the last registered address of such member, or, in the event of notice given or delivered pursuant to sub- paragraph (a)(iv), if sent to the address notified to the Company by the member for such purpose notwithstanding that the Company may have notice of the death, lunacy, bankruptcy, liquidation or disability of such member.

(f)
Without prejudice to the provisions of sub-paragraphs (a) (i) and (ii) of this Article, if at any time by reason of the suspension or curtailment of postal services within the State, the Company is unable effectively to convene a general meeting by notice sent through the post, a general meeting may be convened by a notice advertised on the same day in at least one leading national daily newspaper published in the State (and one national daily newspaper published in the United Kingdom) and such notice shall be deemed to have been duly served on all members entitled thereto at noon on the day on which the said advertisement or advertisements shall appear. In any such case the Company shall send confirmatory copies of the notice through the post to those members whose registered addresses are outside the State (if or to the extent that in the opinion of the Directors it is practical so to do) or are in areas of the State unaffected by such suspension or curtailment of postal services and if at least ninety-

six hours prior to the time appointed for the holding of the meeting the posting of notices to members in the State, or any part thereof which was previously affected, has become practical in the opinion of the Directors, the Directors shall send forthwith confirmatory copies of the notice by post to such members. The accidental omission to give any such confirmatory copy of a notice of a meeting to, or the non-receipt of any such confirmatory copy by, any person entitled to receive the same shall not invalidate the proceedings at the meeting.

(g)
Notwithstanding anything contained in this Article the Company shall not be obliged to take account of or make any investigations as to the existence of any suspension or curtailment of postal services within or in relation to all or any part of any jurisdiction or other area other than the State.

125.	Service on joint Holders

A notice may be given by the Company to the joint Holders of a share by giving the notice to the joint Holder whose name stands first in the Registrar in respect of the share and notice so given shall be sufficient notice to all the joint Holders.

126.	Service on transfer or transmission of shares

(a)
Every person who becomes entitled to a share shall before his name is entered in the Register in respect of the share, be bound by any notice in respect of that share which, has been duly given to a person from whom he derives his title provided that the provisions of this paragraph shall not apply to any notice served under Article 68 unless, under the provisions of Article 68 (b), it is a notice which continues to have effect notwithstanding the registration of a transfer of the shares to which it relates.

(b)
Without prejudice to the provisions of these Articles allowing a meeting to be convened by newspaper advertisement a notice may be given by the Company to the persons entitled to a share in consequence of the death or bankruptcy of a member by sending or delivering it, in any manner authorised by these Articles for the giving of notice to a member, addressed to them at the address, if any, supplied by them for that purpose. Until such an address has been supplied, a notice may be given in any manner in which it might have been given if the death or bankruptcy had not occurred.

127.	Signature to notices

The signature (whether electronic signature, an advanced electronic signature or otherwise) to any notice to be given by the Company may be written (in electronic form or otherwise) or printed.

128.	Deemed receipt of notices

A member present, either in person or by proxy, at any meeting of the Company or the Holders of any class of shares in the Company shall be deemed to have received notice of the meeting and, where requisite, of the purposes for which it was called.

PART XXIV - WINDING UP

129.	Distribution on winding up

If the Company shall be wound up and the assets available for distribution among the members as such shall be insufficient to repay the whole of the paid up or credited as paid up share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the members in proportion to the capital paid up or credited as paid up at the commencement of the winding up on the shares held by them respectively. And if in a winding up the assets available for distribution among the members shall be more than sufficient to repay the whole of the share capital paid up or credited as paid up at the commencement of the winding up, the excess shall be distributed among the members in proportion to the capital at the commencement of the winding up paid up or credited as paid up on the said shares held by them respectively. Provided that this Article shall not affect the rights of the Holders of shares issued upon special terms and conditions.

130.	Distribution in specie

If the Company is wound up, the liquidator, with the sanction of a special resolution of the Company and any other sanction required by the Acts, may divide among the members in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and, for such purpose, may value any assets and determine how the division shall be carried out as between the members or different classes of members. The liquidator, with the like sanction, may vest the whole or any part of such assets in trustees upon such trusts for the benefit of the contributories as, with the like sanction, he determines, but so that no member shall be compelled to accept any assets upon which there is a liability.

PART XXV - MISCELLANEOUS

131.	Minutes of meetings

The Directors shall cause minutes to be made of the following matters, namely:-

(a)	of all appointments of officers and committees made by the Directors and of their salary or remuneration;

(b)
of the names of Directors present at every meeting of the Directors and of the names of any Directors and of all other members thereof present at every meeting of any committee appointed by the Directors; and

(c)
of all resolutions and proceedings of all meetings of the Company and of the Holders of any class of shares in the Company and of the Directors and of committees appointed by the Directors. Any such minute as aforesaid, if purporting to be signed by the Chairman of the meeting at which the proceedings were had, or by the Chairman of the next succeeding meeting, shall be receivable as prima facie evidence of the matters stated in such minute without any further proof.

132.	Inspection and secrecy

The Directors shall determine from time to time whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of members, not being Directors, and no member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by the Acts or authorised by the Directors or by the Company in general meeting. No member shall be entitled to require discovery of or any information respecting any detail of the Company’s trading, or any matter which is or may be in the nature of a trade secret, mystery of trade, or secret process which may relate to the conduct of the business of the Company and which in the opinion of the Directors it would be inexpedient in the interests of the members of the Company to communicate to the public.

133.	Destruction of records

The Company shall be entitled to destroy all instruments of transfer which have been registered at any time after the expiration of six years from the date of registration thereof, all notifications of change of address howsoever received at any time after the expiration of two years from the date of recording thereof and all share certificates and dividend mandates which have been cancelled or ceased to have effect at any time after the expiration of one year from the date of such cancellation or cessation. It shall be presumed conclusively in favour of the Company that every entry in the Register purporting to have been made on the basis of an instrument of transfer or other document so destroyed was duly and properly made and every instrument duly and properly registered and every share certificate so destroyed was a valid and effective document duly and properly cancelled and every other document hereinbefore mentioned so destroyed was a valid and effective document in accordance with the recorded particulars thereof in the books or records of the Company. Provided always that:-

(a)	the provision aforesaid shall apply only to the destruction of a document in good faith and without notice of any claim (regardless of the parties thereto) to which the document might be relevant;

(b)
nothing herein contained shall be construed as imposing upon the Company any liability in respect of the destruction of any document earlier than as aforesaid or in any other circumstances which would not attach to the Company in the absence of this Article; and

(c)	references herein to the destruction of any document include references to the disposal thereof in any manner.

134.	Untraced shareholders

(a)	The Company shall be entitled to sell at the best price reasonably obtainable any share of a Holder or any share to which a person is entitled by transmission if and provided that:-

(i)
for a period of twelve years no cheque or warrant sent by the company through the post in a pre-paid letter addressed to the Holder or to the person entitled by transmission to the share at his address on the Register or other the last known address given by the Holder or the person entitled by transmission to which cheques and warrants are to be sent has been cashed and no communication has been received by the Company from the Holder or the person entitled by transmission (provided that during such twelve year period at least three dividends shall have become payable in respect of such share);

(ii)
at the expiration of the said period of twelve years by advertisement in a national daily newspaper published in the State (and a national daily newspaper published in the United Kingdom) and in a newspaper circulating in the area in which the address referred to in sub-paragraph (a) (i) of this Article is located the Company has given notice of its intention to sell such share;

(iii)
during the further period of three months after the date of the advertisement and prior to the exercise of the power of sale the Company has not received any communication from the Holder or person entitled by transmission; and

(iv)	the Company has first given notice in writing to the Stock Exchanges of its intention to sell such shares.

(b)
To give effect to any such sale the Company may appoint any person to execute as transferor an instrument of transfer of such share and such instrument of transfer shall be as effective as if it had been executed by the Holder or the person entitled by the transmission to such share. The transferee shall be entered in the Register as the Holder of the shares comprised in any such transfer and he shall not be bound to see to the application of the purchase moneys nor shall his title to the shares be affected by any irregularity in or invalidity of the proceedings in reference to the sale.

(c)
The Company shall account to the Holder or other person entitled to such share for the net proceeds of such sale by carrying all moneys in respect thereof to a separate account which shall be a permanent debt of the Company and the Company shall be deemed to be a debtor and not a trustee in respect thereof for such Holder or other person. Moneys carried to such separate account may be either employed in the business of the Company or invested in such investments as the Directors may think fit, from time to time.

(d)
Where a share, which is to be sold as provided in this Article is held in uncertificated form, the Directors may authorise some person to do all that is necessary under the 1996 Regulations to change such share into certificated form prior to its sale under this Article.

135.	Indemnity

Subject to the provisions of and so far as may be admitted by the Acts, every Director, Managing Director, Auditor, Secretary or other officer of the Company shall be entitled to be indemnified by the Company against all costs, charges, losses, expenses, and liabilities incurred by him in the execution and discharge of his duties or in relation thereto including any liability incurred by him in defending any proceedings, civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by him as an officer or employee of the Company and in which judgment is given in his favour (or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his part) or in which he is acquitted or in connection with any application under any statute for relief from liability in respect of any such act or omission in which relief is granted to him by the Court; and, without prejudice to the generality of the foregoing, the Directors shall, so long as they act reasonably and in good faith, be under no liability to the Company or any other person for failing to do any of the acts or things specified and described in Article 11 of these Articles (unless they shall have been requested to do so in writing by the Special Shareholder and shall have neglected or refused to comply with any such request) and neither shall any of the Directors be liable to the Company or any other person if, having acted in accordance with any such request as aforesaid, or otherwise having acted reasonably and in good faith, they make any determination or perform or exercise (or purport to perform or exercise) all or any of their duties, powers, rights or discretions under Article 11 of these Articles.

Names, Addresses and
Descriptions of
Subscribers.

Helen Ryan,
11 Glenville Rd, Clonsilla, Dublin 15.
Secretary.

Ann Mackey,
52 Grosvenor Sq, Dublin 6.
Secretary.

Wendy Scales,
12 Holly Park Avenue, Blackrock, Co. Dublin.
Secretary.

Anne Kelly,
8 Morehampton Rd, Dublin 4.
Apprentice Solicitor.

Eithne Fitzgerald,
Dublin.

Solicitor.

Marion J. Duignan,
32 Brighton Sq, Rathgar, Dublin 6.
Artist.

Nollaig Greene,
Dublin.
Solicitor.

Dated the 25th day of January, 1991

Witness to the above signatures:

Paul White
Solicitor
Dublin